Exhibit 10.37

Loan No: 1126557

LOAN AGREEMENT

Dated as of July 9, 2004

Between

HH SAVANNAH LLC,

HH BALTIMORE HOLDINGS LLC, and

PORTSMOUTH HOTEL ASSOCIATES LLC

collectively, as Borrower

and

COLUMN FINANCIAL, INC.,

as Lender

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SCHEDULES
Schedule I	-	Properties – Allocated Loan Amounts
Schedule II	-	Required Repairs – Deadlines for Completion
Schedule III	-	Organizational Structure
Schedule IV	-	Ground Lease
Schedule V	-	Scheduled Work
Schedule 5.1.11(c)	-	Form of Smith Travel Research Reports

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 9, 2004 (as amended, restated, replaced, supplemented, renewed extended or otherwise modified from time to time, this “Agreement”), between COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (“Lender”), and HH SAVANNAH LLC, a Delaware limited liability company (the “Savannah Borrower”), PORTSMOUTH HOTEL ASSOCIATES LLC, a Delaware limited liability company (the “Portsmouth Borrower), and HH BALTIMORE HOLDINGS LLC, a Delaware limited liability company (the “Baltimore Borrower”), each having its principal place of business and chief executive office at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102 (Savannah Borrower, Portsmouth Borrower and Baltimore Borrower collectively are referred to as, the “Borrower”).

W I T N E S S E T H:

WHEREAS, Baltimore Borrower is the sole member of HH Baltimore LLC, a Delaware limited liability company (the “IDOT Guarantor”) which is the owner in fee title to the Baltimore Property (as hereinafter defined).

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender and IDOT Guarantor is willing to guarantee the Loan; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Adjusted Release Amount” shall mean, for each Individual Property, one hundred twenty-five percent (125%) of the Pro-Rata Release Amount for such Individual Property.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Loans” shall mean a loan made by Lender to an Affiliate of any Borrower, Operating Tenant, IDOT Guarantor or Guarantor.

“Affiliated Manager” shall mean any Manager in which any Borrower, Principal, Operating Tenant, IDOT Guarantor or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Manager for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower or IDOT Guarantor, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s or IDOT Guarantor’s interest in and to the Leases and Rents of such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees with respect to the Baltimore Property and the Portsmouth Property dated as of the date hereof, among Lender, IDOT Guarantor and Portsmouth Borrower and that certain Consent and Agreement of Manager with respect to the Savannah Property, dated as of the date hereof, among Lender, Savannah Borrower and Manager, as each of the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Association Default” shall have the meaning set forth in Section 5.2.13 hereof.

“Association Documents” shall mean, that certain Declaration of Condominium of Portsmouth Conference Center Hotel dated March 3, 1999, by the Industrial Development Authority of the City of Portsmouth, a political subdivision of the Commonwealth of Virginia, as the same have been or may be amended from time to time and other equivalent documents in connection therewith.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Baltimore Operating Tenant” shall mean HHC TRS Baltimore LLC, a Delaware limited liability company.

“Baltimore Property” shall mean the Hilton Garden Inn Hotel located at 1516 Aero Drive, Linthicum, Maryland 21090.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting such Person or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for such period: (a) Taxes, (b) Insurance Premiums, and (c) Other Charges.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Rents” shall mean all Rents payable to Borrower or IDOT Guarantor under any Operating Lease, and all other Rents, receipts, revenues, income (including service charges), fees, payments and proceeds of sales of every kind received by or on behalf of Borrower, or IDOT Guarantor, directly or indirectly, from the ownership of the Property for that period.

“Borrower Securitization Expenses” shall have the meaning set forth in Section 9.1(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Expenses” shall mean, for any period, the Operating Expenses for the operation of the Properties as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred by Borrower or IDOT Guarantor minus any payments into the Tax and Insurance Escrow Fund.

“Cash Management Account” shall have the meaning set forth in Section 2.7.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and between Borrower, IDOT Guarantor, Operating Tenant and Lender, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Cash Sweep Period” shall mean the period from the occurrence of a Cash Sweep Trigger Event until a Cash Sweep Termination Event.

“Cash Sweep Termination Event” shall mean the next occurring Payment Date following a Cash Sweep Trigger Event when (i) no event of default under the Loan Documents exists or remains uncured for two (2) consecutive calendar quarters, (ii) no event of default by Borrower, IDOT Guarantor or Operating Tenant under any Management Agreement beyond any applicable notice and cure period exists or remains uncured, and (iii) no Net Cash Flow Test Failure has existed for two (2) consecutive calendar quarters.

“Cash Sweep Trigger Event” shall mean the occurrence and continuance of (i) an Event of Default under the Loan Documents, (ii) an Event of Default by Borrower, IDOT Guarantor or Operating Tenant under any Management Agreement beyond any applicable notice and cure period thereunder or (iii) a Net Cash Flow Test Failure.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2 (b) hereof.

“CSFB” shall mean Credit Suisse First Boston Corporation and its successors in interest.

“Debt” shall mean the Outstanding Principal Balance, together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages, the IDOT Guaranty and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; and

(b) the denominator is the aggregate amount of principal and interest due and payable on the Note or, in the event a Defeasance Event has occurred, the Undefeased Note, for such period.

“Decorative Changes” shall mean any alterations or change to the Improvements that are made primarily for decorative or cosmetic purposes (e.g. painting, wallpapering, carpeting, FF&E etc.) that: (a) will not have a Material Adverse Effect, and (b) do not affect or involve any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note or the Defeased Note, as applicable, the Yield Maintenance Premium, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments.

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Lockout Date” shall mean the date that is the earlier of (i) two (2) years from the Securitization and (ii) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust.

“Defeased Note” shall have the meaning set forth in Section 2.5.1(a)(v) hereof.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials prepared by or on behalf of Lender, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Prepayment Treasury Rate when compounded semi-annually.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $200,000,000 and (ii) is engaged in the business of making or owning commercial real estate loans or operating commercial properties.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and IDOT Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.7.3(b) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(i) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FF&E” shall mean furniture, fixtures and equipment.

“FF&E Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“FF&E Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“FF&E Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch IBCA, Inc.

“Franchise Agreement” shall have the meanings set forth in Section 5.2.12(a) hereof.

“Franchisor” shall have the meaning set forth in Section 5.2.13(b) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over any Borrower, Operating Tenant, IDOT Guarantor, Lender or Individual Property.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, as may be modified by the Uniform System of Accounts.

“Ground Lease” shall mean each of those certain ground leases with respect to the Portsmouth Property as more particularly described on Schedule IV annexed hereto, as the same may be amended and supplemented and in effect from time to time in accordance with this Agreement.

“Ground Lessor” shall mean the lessor, and its successors and assigns, under the Ground Lease.

“Ground Lessor Estoppel” shall have the meaning set forth in Section 3.1.11 hereof.

“Ground Rent” shall mean, with respect to the Ground Lease, any rent, additional rent or other charges payable under the Ground Lease.

“Ground Rent Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Ground Rent Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“Guarantor” shall mean Highland Hospitality L.P., a Delaware limited partnership.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“IDA” shall mean Industrial Development Authority of the City of Portsmouth.

“IDOT Guarantor” shall have the meaning set forth in the Recitals above.

“IDOT Guaranty” shall mean that certain payment and performance Guaranty, of even date herewith given by IDOT Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean each of Borrower and IDOT Guarantor.

“Independent Director” or “Independent Manager” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, manager, contractor, attorney or counsel of the Principal, Borrower, IDOT Guarantor or any Affiliate of either of them; (b) a customer, creditor, supplier or other Person who derives any of its purchases or revenues from its activities with the Principal, Borrower, IDOT Guarantor or any Affiliate of either of them; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, manager, contractor, customer, creditor, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, contractor, customer, creditor, supplier or other Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. Each Independent Director or Independent Manager shall be permitted to serve as the Independent Director or Independent Manager of each Borrower or IDOT Guarantor.

“Individual Property” shall mean each parcel of real property, each parcel of real property demised under a Ground Lease, the Improvements thereon and all personal property owned by Savannah Borrower with respect to the Savannah Property, by Portsmouth Borrower with respect to the Portsmouth Property and by IDOT Guarantor with respect to the Baltimore Property, and each encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property” with respect to each of the Savannah Property, the Portsmouth Property and the Baltimore Property.

“Initial Net Cash Flow” shall mean $7,840,283.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Willkie Farr & Gallagher LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” shall mean a rate of 6.47% per annum.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, letting, license, concession or other agreement entered into in connection with such lease, sublease, subsublease, letting, license, concession or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or IDOT Guarantor, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, lis pendens, charge or transfer of, or any agreement to enter into or create, any of the foregoing, on or affecting any Borrower or IDOT Guarantor, the related Individual Property, or any portion thereof or any interest therein, or any direct interest in any Borrower, IDOT Guarantor or Principal, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances. For avoidance of doubt, the parties acknowledge that any purchase and sale agreement or a similar agreement or option to sell with respect to all or a portion of any Property shall not constitute a Lien.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the IDOT Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Lockbox Agreement and all other documents executed and/or delivered by or on behalf of Borrower or IDOT Guarantor in connection with the Loan.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt and the denominator is equal to the appraised value of the Properties as determined by Lender in its reasonable discretion.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1(a) hereof.

“Lockbox Agreement” shall mean, with respect to each Individual Property, that certain Lockbox Agreement, dated as of the date hereof, by and among Borrower or IDOT Guarantor, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean, collectively, (i) Towne Bank (for the Portsmouth Property), (ii) Bank of America Shipley-Linthicum (for the Baltimore Property) and (iii) Bank of America (for the Savannah Property) or any successor or permitted assigns thereof.

“Management Agreement” shall mean, (i) with respect to the Savannah Property that certain Management Agreement dated May 8, 1979, as amended by Second Amendment to Management Agreement dated December 21, 1993, with Hyatt Corporation (as may be further amended or supplemented from time to time with the prior written consent of Lender to the extent such consent is required under Section 5.2.1 hereof, the “Savannah Management Agreement”), (ii) with respect to the Baltimore Property, that certain Management Agreement dated January 12, 2004 with Crestline Hotels & Resorts, Inc. (as may be amended or supplemented from time to time with the prior written consent of Lender to the extent such consent is required under Section 5.2.1 hereof, the “Baltimore Management Agreement”), and (iii) with respect to the Portsmouth Property that certain Management Agreement dated December 19, 2003 with Crestline Hotels & Resorts, Inc. (as may be amended or supplemented from time to time with the prior written consent of Lender to the extent such consent is required under Section 5.2.1 hereof, the “Portsmouth Management Agreement”) pursuant to which Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean each of Crestline Hotels & Resorts, Inc. with respect to the Baltimore Property and the Portsmouth Property and Hyatt Corporation, with respect to the Savannah Property or, if the context requires, a Qualified Manager who is managing any Individual Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean any action or occurrence which materially and adversely affects, or could reasonably be expected to materially and adversely affect, the use, operation or value of any Individual Property and/or the business operations and/or the financial condition of any Borrower, IDOT Guarantor, Principal, Operating Tenant or Guarantor.

“Maturity Date” shall mean July 11, 2011 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean (i) for the period from August 11, 2004 until and including July 11, 2005 monthly payments of interest only on the

Outstanding Principal Balance as set forth on Schedule VI attached hereto and (ii) from August 11, 2005 and each Payment Date thereafter a constant monthly payment of $451,133.62 based on the Interest Rate, the Outstanding Principal Balance and a 25-year amortization schedule, as the same may be revised in accordance with Section 2.4.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage and Security Agreement, Indemnity Deed of Trust or Deed of Trust and Security Agreement or Deed to Secure Debt and Security Agreement, each dated the date hereof, executed and delivered by Borrower or IDOT Guarantor as security for the Loan and encumbering such Individual Property, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Net Cash Flow” shall mean with respect to the Properties or any Individual Property, as applicable, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures funded from Gross Income from Operations for such period (but not Capital Expenditures funded pursuant to equity contributions).

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Cash Flow Test Failure” shall mean when Net Cash Flow from the Properties is less than eighty percent (80%) of Initial Net Cash Flow for the immediately preceding twelve (12) month period, as determined on a calendar quarter basis.

“Net Operating Income” shall mean, with respect to the Properties or any Individual Property, as applicable, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of SIXTY-SEVEN MILLION AND NO/100 DOLLARS ($67,000,000.00), made by Borrower in favor of Lender, as the same may be amended, consolidated, severed, restated, replaced, supplemented, extended, renewed or otherwise modified from time to time, including any Defeased Note and Undefeased Note, if any, that may exist from time to time.

“Notice” shall have the meaning set forth in Section 10.6 hereof.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC List” means the list of specially designed nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list or any other United States of America or foreign government or regulatory list issued after September 11, 2001.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by the Chief Financial Officer of Borrower.

“Operating Expenses” shall mean, with respect to the Properties or any Individual Property, as applicable, for any period, the total of all expenses, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and/or management of the Properties, which expenses are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees (which management fees for the purpose of this definition shall be no less than four percent (4%) of Gross Income from Operations), payroll and related taxes, computer processing charges, operational equipment or other lease payments (which expenses for FF&E for the purpose of this definition shall be no less than four percent (4%) of Gross Income from Operations), and other similar costs, all in accordance with the respective Management Agreement, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the FF&E Reserve Funds, the Tax and Insurance Escrow Funds, the Ground Rent Funds and any other reserves required under the Loan Documents.

“Operating Lease” shall mean each of: (a) with respect to the Savannah Property that certain Lease Agreement, dated as of December 30, 2003, between Guarantor, as landlord, and HHC TRS OP LLC, a Delaware limited liability company, as tenant, as assigned by Guarantor to Savannah Borrower on or about the date hereof, and as assigned by HHC TRS OP LLC to Savannah Operating Tenant through a series of assignments dated on or about the day hereof, (b) with respect to the Baltimore Property that certain Lease Agreement, dated as of January 12, 2004, between Guarantor, as landlord, and HHC TRS OP LLC, a Delaware limited liability company, as tenant, as assigned by Guarantor to IDOT Guarantor by assignment dated on or about the date hereof and assigned by HHC TRS OP LLC to Baltimore Operating Tenant through a series of assignments dated on or about the date hereof, and (c) that certain Lease Agreement, dated as of December 19, 2003, between Portsmouth Hotel Associates, LLC, a Delaware limited liability company, as landlord and HHC TRS Portsmouth LLC, a Delaware limited liability company, as tenant. No Operating Lease shall be considered a “Lease” under and as defined in this Agreement. Each Operating Lease shall be absolutely and unconditionally subordinate to the Mortgage and other Loan Documents.

“Operating Tenant” shall mean each of Baltimore Operating Tenant, Portsmouth Operating Tenant and Savannah Operating Tenant.

“Operating Tenant Rents” shall mean, collectively, all Rents payable to each Operating Tenant under the applicable Management Agreement, (i.e., net of all operating expenses and reimbursements payable to Manager thereunder), and all Rents, receipts, revenues, income (including service charges), fees, payments and proceeds of sales of every kind received by or on behalf of each Operating Tenant, directly or indirectly, from the operation of the applicable Individual Property for that period.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other similar charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Obligations” shall mean, other than the payment of Debt: (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, substitution of, or replacement for, all or any part of this Agreement, the Note or any other Loan Documents.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Payment Certificate” shall mean an Officer’s Certificate certifying that no Borrower Operating Tenant, or IDOT Guarantor has any unsecured trade and operational debt incurred in the ownership and/or operation of the related Individual Property which is more than ninety (90) days past the date incurred and not being contested in compliance with this Agreement.

“Payment Date” shall mean the eleventh (11th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) FF&E leases and any security interests related to any financing of such FF&E leases, each of which entered into in the ordinary course of business with third parties at market rates provided that the annual installments of principal and interest related to such FF&E financing for all Properties in the aggregate shall not exceed $500,000, and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Release Date” shall mean August 11, 2008.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clauses of the related Mortgage with respect to each Individual Property.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company reasonably satisfactory to Lender regarding the physical condition of such Individual Property, reasonably satisfactory in form and substance to Lender, which report shall, among other things, (i) confirm that such Individual Property and its use comply, in all material respects, with all applicable Legal Requirements (including zoning, subdivision and building codes and laws), and (ii) include a copy of a final certificate of occupancy with respect to all Improvements (unless previously delivered to Lender).

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Portsmouth Operating Tenant” shall mean HHC TRS Portsmouth LLC, a Delaware limited liability company.

“Portsmouth Property” shall mean the Renaissance Portsmouth Hotel and Waterfront Conference Center located at 425 Water Street, Portsmouth, Virginia.

“Prepayment Date” shall have the meaning set forth in Section 2.4.4 hereof.

“Prepayment Treasury Rate” shall mean the Treasury Rate for the week ending prior to the Prepayment Date for U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date.

“Principal” shall mean collectively, Portsmouth One LLC, the Delaware limited liability company that is the Special Purpose Entity which is a member of the Portsmouth Borrower and Portsmouth Two LLC, the single member Delaware limited liability company that is the Special Purpose Entity which is a member of Portsmouth One LLC; it being understood that the Savannah Borrower and the Baltimore Borrower are non-member managed, single member Delaware limited liability companies that for purposes of this Agreement do not have a Principal.

“Prohibited Person” shall mean a person or persons holding interests in Borrower, Principal, or Guarantor (the “Subject Interests”) in breach of any restriction imposed by such company’s organizational documents and, any other person to whom a Transfer to, or holding by, such person of the Subject Interests would: (a) result in Borrower, IDOT Guarantor, Principal, or Guarantor being in breach of any law or requirement of any country or governmental authority in any jurisdiction, whether on its own or in conjunction with any other relevant circumstances; (b) cause Borrower, IDOT Guarantor, Principal, or Guarantor to be required to be registered under any statute, law or regulation, whether as an investment company, collective investment program or trust scheme, or to become subject to any other or more burdensome governmental regulation not previously applicable to any of them; or (c) cause Borrower, IDOT Guarantor, Principal, or Guarantor to be required to apply for registration or comply with any registration requirements in respect of the Subject Interests or other ownership interests in such Borrower, IDOT Guarantor, Principal or Guarantor, whether in the United States of America or in any other jurisdiction. A “Prohibited Person” shall also be any (1) person or entity who is on the OFAC List; a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Libya,” and the “Government of Cuba,” and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of “Government of Iraq”), any person on the U.S. Department of Defense 55-person Watch List and any person identified by the United Nations 661 Committee pursuant to paragraphs 19 and 23 of the United Nations Security Council Resolution 1483, adopted May 22, 2003, (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. § § 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, § § 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. § § 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. § § 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. § § 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. § § 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § § 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“Pro Rata Release Amount” shall mean, for each Individual Property, the product of (a) the quotient obtained by dividing the Release Amount for such Individual Property by the sum of the original Release Amount for all Properties, and (b) the outstanding principal balance of the Loan.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, Borrower, Principal, IDOT Guarantor, Guarantor, any Operating Tenant and/or any Manager.

“Qualified Franchisor” shall mean either (a) Hyatt Corporation, Hilton Inns, Inc. or Marriott International, Inc. (including Courtyard by Marriott, Residence Inn by Marriott and Renaissance); Westin Hotel Company, Sheraton Operating Corporation, Inter Continental, Ritz Carlton, or Meridien, or each successor brand thereto; or (b) in the reasonable judgment of Lender, a similarly reputable and experienced hotel operator (which may be an Affiliate of Borrower) directly or through affiliates possessing experience in flagging hotel properties similar in size, scope, use and value as the Property, provided, that Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that licensing of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Qualified Manager” shall mean either (a) any Manager, Westin Hotel Company, Sheraton Operating Corporation, Marriott International, Inc. (including Courtyard by Marriott, Residence Inn by Marriott and Renaissance), Hilton Inns, Inc., Starwood Worldwide Resorts Inc., Inter Continental, Ritz Carlton, or Meridien, or any successor brand thereto; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) which (i) is a reputable management company having at least five (5) years’ experience in the management of hotels with similar uses as the Properties, and in the jurisdictions in which the Properties are located, (ii) at the time of its engagement and has, for at least five (5) years prior to its engagement as property manager, managed at least five (5) properties of the same property type as the Properties, and (iii) is not the subject of a bankruptcy or similar insolvency proceeding, provided, that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

“Qualified Transferee” shall mean any one of the following Persons:

(A) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C) an institution substantially similar to any of the foregoing entities described in clauses (A) or (B) that satisfies the Eligibility Requirements;

(D) any entity Controlled by any of the entities described in clauses (A), (B) or (C) above; or

(E) an investment fund, limited liability company, limited partnership or general partnership where a fund manager or an entity that is otherwise a Qualified Transferee under clauses (A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (A), (B), (C) or (D) of this definition.

“Quarterly Net Cash Flow Tests” shall have the meaning set forth in Section 2.7.5 hereof.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule I hereto.

“REIT” shall mean Highland Hospitality Corporation, a Maryland corporation.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, receipts, revenues, income (including service charges), fees, payments and proceeds of sales of every kind received by or on behalf of Borrower, directly or indirectly, from operating the Properties for that period including all other payments, revenue, receipts or income identified in the Uniform System of Accounts, and services rendered to, and rentals, percentage rentals and other fees, payments and charges received from, tenants, subtenants, licensees, concessionaires and occupants of commercial, hotel, public and retail space located in or at the Properties, calculated on a cash basis, whether in cash or on credit, including, without limitation, revenues from the rental of rooms, guest suites, conference and banquet rooms, food and beverage facilities, telephone services, laundry, vending, television and parking at the Properties, the fair market value of any barter transaction, and other fees and charges resulting from the operations of the Properties by or on behalf of Borrower, IDOT Guarantor or Operating Tenant in the ordinary course of business, and proceeds, if any, from business interruption or other loss of income insurance (net of the costs of collection thereof) and also including non-recurring income and non-Property related income (as determined by Lender in its reasonable discretion), security deposits received from any tenant unless and until the same are applied to rent or any other of such tenant’s obligations in accordance with the terms of such tenant’s Lease, any loan proceeds or proceeds of capital or equity contributions received by Borrower, IDOT Guarantor or Operating Tenant, gratuities or service charges or other similar receipts which are received by Borrower, IDOT Guarantor or Operating Tenant and to be paid over to Property employees or persons occupying similar positions for performing similar duties, Insurance Proceeds and Condemnation Proceeds, proceeds from the sale of FF&E no longer required for the operation of the Properties, and rents from month-to-month tenants or tenants that are included in any Bankruptcy Action.

“Replacement Management Agreement” shall mean, collectively: (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as any currently existing Management Agreement, (ii) a management agreement with a Qualified Manager substantially in the same form used by such Qualified Manager, or (iii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used in connection with Closing if the Qualified Manager is an Affiliated Manager, or if the Qualified Manager is not an Affiliated Manager, in the form of the Consent and Agreement of Manager used in connection with Closing (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower or IDOT Guarantor, as applicable, and such Qualified Manager at Borrower’s expense.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the FF&E Reserve Funds, the Ground Rent Funds, the Required Repair Funds, if any, and any other escrow fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as practicable to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively **(a) any Borrower, IDOT Guarantor, Principal, Operating Tenant, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager (other than a natural person), direct or indirect legal or beneficial owner, of any Borrower, IDOT Guarantor, Principal, Operating Tenant or any Affiliated Manager. Restricted Party shall not include (i) any shareholder of the REIT, and (ii) the Independent Manager or the Independent Directors. The interests held by any such shareholder, partner, member, non-managing member, direct or indirect legal or beneficial owner of any of the Restricted Parties (other than interests in Borrower, IDOT Guarantor, Principal, Operating Tenant or any Affiliated Manager) shall not be restricted under this Agreement or any other Loan Documents except as expressly set forth in Section 5.2.10 hereof.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Savannah Operating Tenant” shall mean HHC TRS Savannah LLC, a Delaware limited liability company.

“Savannah Property” shall mean the Savannah Hyatt Hotel located at Two West Bay Street, Savannah, Georgia 31401.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Scheduled Work” shall have the meaning set forth in Section 7.1.4 hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times prior to, on and after the date hereof:

(a) was, is and will be organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating an Individual Property, entering into this Agreement with Lender, refinancing an Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of the limited partnership that owns an Individual Property or (iii) acting as managing member of the limited liability company that owns an Individual Property;

(b) has not been, is not and will not be engaged in any business unrelated to (i) the acquisition, development, ownership, management or operation of an Individual Property, or (ii) acting as general partner of the limited partnership that owns an Individual Property or (iii) acting as managing member of the limited liability company that owns an Individual Property;

(c) has not had, does not have, and will not have any assets other than those related to an Individual Property, an Operating Lease or its partnership interest in the limited partnership or the membership interest in the limited liability company that owns an Individual Property or acts as the general partner or managing member thereof, as applicable;

(d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited partnership, has had, now has and will have, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has had, now has and will have at least two (2) Independent Directors, and has not caused or allowed, and will not cause or allow, the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote;

(g) except for Portsmouth Borrower, Portsmouth One LLC and Portsmouth Two LLC, during the period prior to the date hereof, if such entity is a limited liability company with more than one member, has had, and with respect to Portsmouth Borrower, now has and will have at least one Independent Manager that is (i) a member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company, (ii) a Special Purpose Entity that is not a member, or (iii) a natural person;

(h) if such entity is a limited liability company with only one member, has been, now is and will be a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least one (1) Independent Manager and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless the Independent Manager shall have participated in such vote and (iii) at least one (1) springing member that will become the non-managing member of such entity upon the dissolution of the existing non-managing member;

(i) if such entity is (i) a limited liability company, has had, now has and will have an operating agreement, (ii) a limited partnership, had, now has and will have a limited partnership agreement, or (iii) a corporation, has had, now has and will have a certificate of incorporation or articles that, in each case, provides that such entity will not: (A) dissolve, merge, liquidate or consolidate; (B) sell all or substantially all of its assets or the assets of Borrower (as applicable) in violation of this Agreement; (C) engage in any other business activity or amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (D) without the affirmative vote of two (2) Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) has been, is and intends to remain solvent and has paid and intends to continue to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) other than as provided in the Cash Management Agreement, (i) has not commingled and will not commingle its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as Borrower or IDOT Guarantor as applicable, requires that the manager, or equivalent thereof, under such business management services agreement expressly indicate in written communications on behalf of Borrower or IDOT Guarantor as applicable, that it is acting on behalf of Borrower or IDOT Guarantor as applicable;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations, provided that in light of the responsibilities of the Manager, it may not be necessary for such entity to maintain any employees;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t) has and will have no Indebtedness other than (i) the Loan, (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of any Individual Property and the routine administration of any Operating Tenant, in amounts not to exceed three percent (3%) of the principal balance of the Loan, which liabilities are not more than ninety (90) days past the date incurred (subject to the right to contest as provided in this Agreement), are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(u) except for the IDOT Guarantor under the IDOT Guaranty, has not assumed or guaranteed or became obligated for, and will not assume or guarantee or become obligated for the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) has maintained and used, now maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged and will not pledge its assets for the benefit of any other Person;

(z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as Borrower or IDOT Guarantor as applicable, requires that the manager, or equivalent thereof, under such business management services agreement expressly indicate in written communication on behalf of Borrower or IDOT Guarantor as applicable, that it is acting on behalf of Borrower or IDOT Guarantor as applicable;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (ii) in connection with this Agreement;

(ee) has not had and will not have any obligation to indemnify, and has not indemnified, and will not, indemnify its officers, directors, Independent Directors or Managers, as the case may be, except in accordance with its organizational documents; provided, that with respect to any obligation of any partner or member, such an obligation was (except with respect to Portsmouth Borrower and Principals) and is fully subordinated to the Obligations and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation;

(ff) if such entity is a corporation, it has considered and shall consider the interests of its creditors in connection with all corporate actions;

(gg) does not and will not have any of its obligations guaranteed by any Affiliate except its obligations under any Franchise Agreement; and

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“Stand Alone Terrorism Insurance Policy” shall mean a policy of insurance issued on a “stand alone” basis covering the same risks and perils and otherwise upon the terms (excluding amounts) as would be covered if such terrorism insurance was provided through the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii).

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Substitute Properties” shall have the meaning set forth in Section 2.8.

“Substitute Property” shall have the meaning set forth in Section 2.8.

“Substitute Release Amount” shall have the meaning set forth in Section 2.8(l).

“Substituted Property” shall have the meaning set forth in Section 2.8.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean a survey of the Individual Property in question prepared pursuant to the requirements contained in Section 4.1.27 hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, vault charges, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Terrorism Insurance Cap” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Company” shall mean Fidelity National Title Insurance Company, or any successor title company acceptable to Lender and licensed to issue title insurance in each State in which an Individual Property is located.

“Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to such Individual Property and insuring the Lien of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Treasury Rate” shall mean the yield calculated by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximately the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or in the absence thereof other recognized source of financial market information selected by Lender.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Undefeased Note” shall have the meaning set forth in Section 2.5.1(a)(v) hereof.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Work Deadline” shall have the meaning set forth in Section 7.1.4 hereof.

“Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note or the principal amount of a Defeased Note, as applicable, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, but not limited to” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to any Borrower’s members or partners.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the Outstanding Principal Balance shall accrue from the Closing Date to but not including the Maturity Date at the Interest Rate.

2.2.2 Intentionally Omitted.

2.2.3 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance.

2.2.4 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.5 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment.

2.3.1 Payment Before Maturity Date. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the Outstanding Principal Balance of the Loan from the Closing Date up to but not including July 11, 2004 (unless such Closing Date is the eleventh (11th) day of the month, in which case no such interest only payment shall be due), (b) on each Payment Date thereafter up to and including July 11, 2005, Borrower shall pay to Lender interest only calculated monthly as set forth on Schedule VI attached hereto, and (c) on each Payment Date commencing on August 11, 2005 up to and including the Maturity Date, Borrower shall make a payment to Lender of principal and interest in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2 Intentionally Omitted.

2.3.3 Payments Generally. The first interest accrual period hereunder shall commence on and include the Closing Date and end on July 10, 2004. Each interest accrual period thereafter shall commence on the eleventh (11th) day of each calendar month during the term of the Loan and shall end on and include the tenth (10th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.4 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.5 Late Payment Charge. If any Monthly Debt Service Payment Amount due under the Loan Documents, excluding the payment of principal due on the Maturity Date, is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.6 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. Notwithstanding the foregoing, on the Payment Date six (6) months prior to the Maturity Date, or on any Business Day thereafter (provided Borrower shall pay to Lender interest on the Outstanding Principal Balance of the Loan up to but not including the next Payment Date), Borrower may, at its option and upon thirty (30) days’ prior notice to Lender, prepay the Debt in whole or in part without payment of the Yield Maintenance Premium or any other similar premium or penalty. Any partial prepayment shall be applied to the last payments of principal due under the Loan.

2.4.2 Mandatory Prepayments. (a) On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property, or otherwise required to pay such Net Proceeds to Borrower pursuant to Section 6.4(c), Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance in an amount equal to one hundred percent (100%) of such Net Proceeds. So long as no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

The Release Amount with respect to such Individual Property shall be reduced in an amount equal to such prepayment. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan. During the continuance of an Event of Default any prepayment shall be applied to payments of principal of the Loan and other amount due under the Loan Documents in such order and priority as Lender may determine in its sole discretion. Upon a prepayment under this Section 2.4.2, the Monthly Debt Service Payment Amount shall be recomputed at the Interest Rate and the Outstanding Principal Balance remaining following such prepayment, based upon an amortization schedule of 300 months less the number of full calendar months (a) from the eleventh (11th) day of the calendar month following the Closing Date to the date of such prepayment or (b) if the Closing Date is the eleventh (11th) day of a calendar month, from the Closing Date to the date of such prepayment. Lender’s determination of such recalculated payment shall be binding and conclusive on Borrower, absent manifest error.

(b) No Yield Maintenance Premium or other prepayment fee shall be payable in connection with a prepayment of the Debt pursuant to Section 5.3 of the Mortgage.

2.4.3 Prepayments After Default. If after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and interest at the Default Rate to the date of prepayment and interest at the regular interest rate from the date of prepayment through the next Payment Date on the Outstanding Principal Balance and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to the sum of (i) one percent (1%) of the Outstanding Principal Balance or the portion thereof being prepaid or satisfied, and (ii) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the Outstanding Principal Balance to be prepaid or satisfied. Following an Event of Default any prepayment shall be applied to payments of principal of the Loan and other amounts due under the Loan Documents in such order and priority as Lender may determine in its sole discretion.

2.4.4 Prepayment During Defeasance Lockout. Notwithstanding anything to the contrary contained herein, if the Permitted Release Date has occurred, but the Defeasance Lockout Date has not occurred, the Debt may be prepaid in whole or in part in connection with the Release of an Individual Property prior to the date permitted under Section 2.4.1 hereof upon not less than thirty (30) days’ prior notice to Lender specifying the Payment Date on which prepayment (in the amount of the Adjusted Release Amount if a partial prepayment) is to be made (a “Prepayment Date”) provided no Event of Default exists and upon payment of an amount equal to the greater of (a) the present value as of the Prepayment Date of the remaining scheduled payments of principal and interest due pursuant to the Loan Documents from the Prepayment Date through the Maturity Date (including an amount equal to the outstanding principal balance of the Loan on the Maturity Date determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid, and (b) one percent (1%) of the outstanding principal balance of the Loan as of the Prepayment Date. Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration.

If any notice of prepayment is given, the Debt shall be due and payable on the Prepayment Date. Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the prepayment consideration due in connection therewith.

Section 2.5 Defeasance.

2.5.1 Voluntary Defeasance. (a) Provided no Event of Default shall then exist and so long as the Defeasance Lockout Date has occurred, Borrower shall have the right at any time prior to the date voluntarily prepayments are permitted under Section 2.4.1 hereof to voluntarily defease all or any portion of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event and the principal amount of the Loan to be defeased;

(ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date;

(iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iv) Borrower shall deliver to Lender the Defeasance Deposit applicable to the Defeasance Event;

(v) In the event only a portion of the Loan is the subject of the Defeasance Event, Borrower shall cause Lender to prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the defeased portion of the original Note and a maturity date equal to Maturity Date (the “Defeased Note”) and the other note having a principal balance equal to the undefeased portion of the Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall otherwise have terms identical to the Note, except that a Defeased Note cannot be the subject of any further Defeasance Event;

(vi) Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(vii) Borrower shall deliver an opinion of counsel (x) for Borrower or for Successor Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note or Defeased Note (as applicable) to the Successor Borrower and such obligations, rights and duties are enforceable against such Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and (y) for Lender that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(viii) Borrower shall deliver confirmation in writing from the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;

(ix) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(x) Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xii) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the related Mortgage as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies, and (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance.

(b) In connection with each Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, in the case of a Defeasance Event for the entire Outstanding Principal Balance of the Loan, or the Defeased Note, in the case of a Defeasance Event for only a portion of the Outstanding Principal Balance of the Loan, as applicable, and in amounts equal to the scheduled payments due on such Payment Dates under this Agreement and the Note or the Defeased Note, as applicable (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such dates) and assuming such Note or Defeased Note is prepaid in full on the Maturity Date (the “Scheduled Defeasance Payments”).

Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Cash Management Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under this Agreement and the Note or the Defeased Note, as applicable. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

2.5.2 Collateral. Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3 Successor Borrower. In connection with any Defeasance Event, Borrower may at its option, or if so required by the applicable Rating Agencies shall, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity with one (1) Independent Director or Independent Manager approved by the Rating Agencies, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay an amount equal to One Hundred Dollars ($100.00) to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note or the Defeased Note, as applicable, in accordance with this Section 2.5.3, but Borrower shall pay all costs and expenses reasonably incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses and any fees and expenses of any Rating Agencies, incurred in connection therewith.

Section 2.6 Release of Property or Assignment of Mortgage. Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property.

2.6.1 Release of all Properties.

(a) If Borrower has elected to defease the entire Loan and the requirements of Section 2.5 and this Section 2.6 have been satisfied, all of the Properties shall be released from the Liens of their respective Mortgages and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note, provided that at Borrower’s request, Lender shall assign the Note, this Agreement and the Mortgages pursuant to Section 2.6.3 below and shall terminate the Environmental Indemnity, the Guaranty and other Loan Documents requested by Borrower to the same extent as if the Loan was paid in full.

(b) In connection with the release of the Mortgages for prepayment or Defeasance, Borrower shall submit to Lender, not less than thirty (30) days prior to the prepayment date or the Defeasance Date, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.6.2 Release of Individual Property. If Borrower elects, from time to time, to defease or prepay a portion of the Loan and the requirements of Section 2.4 or Section 2.5 and this Section 2.6 have been satisfied with respect to the affected Individual Property, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a) The principal balance of the Defeased Note shall equal or exceed the Adjusted Release Amount for the applicable Individual Property; provided, however, if the undefeased portion of the Loan at the time a release is requested is less than the Adjusted Release Amount, the Defeased Note shall equal the remaining undefeased portion of the Loan at the time of release;

(b) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(c) After giving effect to such release, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the greater of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the Closing Date and (ii) the Debt Service Coverage Ratio for all of the then remaining Properties (including the Individual Property to be released and taking into account the Debt evidenced by the Defeased Note in question) for the twelve (12) full calendar months immediately preceding the release of the Individual Property;

(d) The Individual Property to be released shall be conveyed to a Person other than a Borrower or any of its Affiliates;

(e) The Adjusted Release Amount paid to Lender in connection with any such release shall be applied (i) first, to reduce the Pro-Rata Release Amount of the Individual Property being released to zero and (ii) second, pro-rata to reduce the Pro-Rata Release Amounts of each Individual Property remaining subject to the Lien of a Mortgage immediately following such release; and

(f) After giving effect to such release, the Loan-to-Value Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or less than the lesser of (i) the Loan-to-Value Ratio immediately preceding the Closing Date and (ii) the Loan-to-Value Ratio for all of the remaining Properties (including the Individual Property to be released and taking into the account the Debt evidenced by the Defeased Note in question) immediately preceding the release of the Individual Property.

2.6.3 Assignment Upon Defeasance.

(a) To the extent permitted under applicable law, if Borrower has specified in the notice delivered pursuant to Section 2.6.1(a) that it desires to effectuate a Defeasance Event in a manner which will permit the assignment of the Note (or the Defeased Note in the case of a Defeasance Event for a portion of the Outstanding Principal Balance) and the Mortgages to a new lender providing a portion of the Defeasance Deposit in order to save mortgage recording tax (the “Takeout Lender”) , Borrower and Lender shall cooperate to effect such proposed assignment in the following manner: Lender shall assign the Note (or the Defeased Note in the case of a Defeasance Event for a portion of the Outstanding Principal Balance) and the Mortgages, each without recourse, covenant or warranty of any nature, express or implied, to such Takeout Lender designated by Borrower (other than Borrower or a nominee of Borrower) provided that Borrower (i) has executed and delivered to such Takeout Lender a new note to be secured by the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit pursuant to the security agreement between Borrower and such Takeout Lender (such new note to have the same term, interest rate, unpaid principal balance and all other material terms and conditions of the Note), which new note, together with the security agreement and the rights of such Takeout Lender in and to the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit, shall be assigned by such Takeout Lender to Lender simultaneously with the assignment of the Note (or the Defeased Note in the case of a Defeasance Event for a portion of the Outstanding Principal Balance), this Agreement and Mortgages by Lender and (ii) has complied with all other provisions of Section 2.5 and this Section 2.6. In addition, any such assignment shall be conditioned on the following: (A) payment by Borrower of (I) Lender’s then customary administrative fee for processing assignments of mortgage; (II) the reasonable expenses of Lender incurred in connection therewith; and (III) Lender’s reasonable attorney’s fees for the preparation, delivery and performance of such an assignment and for the consideration of Borrower’s request; (B) such Takeout Lender shall materially modify the Note such that it shall be treated as a new loan for federal tax purposes; (C) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; (D) such assignment and the actions described above in Lender’s good faith determination do not constitute a prohibited transaction for any REMIC Trust then holding the Loan and will not disqualify such REMIC Trust as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such assignment and the Defeasance Event, and an opinion of counsel to Borrower in form and substance, and delivered by counsel, acceptable to Lender in good faith, and, if requested by Lender, appropriate rulings or opinions from applicable taxing authorities to that effect are delivered to Lender; and (E) Borrower shall provide such other opinions, items, information and documents which a prudent lender would require to effectuate such assignment. Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment. Lender agrees that the assignment of the Note and Mortgage to the Takeout Lender and the assignment of the new note, the Defeasance Deposit, the U.S. Obligations and the security agreement by the Takeout Lender to Lender shall be accomplished by an escrow closing conducted through an escrow agent satisfactory to Lender and pursuant to an escrow agreement reasonably satisfactory to Lender in form and substance. Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of the Note and the Mortgage in order to accommodate applicable legal requirements at the time of such Defeasance Event in the jurisdiction where the Property is located if a prudent Lender would impose such requirements or procedures.

2.6.4 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on each Individual Property not theretofore released or assign the Mortgage, pursuant to documentation reasonably satisfactory to Lender without recourse to or representation or warranty by Lender.

Section 2.7 Cash Management.

2.7.1 Lockbox Account. (a) Within 60 days after the Closing, Borrower shall, and shall cause IDOT Guarantor to establish and maintain a segregated Eligible Account (the “Lockbox Account”) with the Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “Column Financial, Inc., as Lender, pursuant to Loan Agreement dated as of July 9, 2004 -Lockbox Account.” Borrower (i) hereby grants and shall cause IDOT Guarantor grant to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, causing a control agreement to be executed and delivered and authorizing the filing of UCC-1 Financing Statements and continuations thereof. Prior to the occurrence of a Cash Sweep Trigger Event and after the occurrence of a Cash Sweep Termination Event, Borrower and IDOT Guarantor shall have the right to make withdrawals from the Lockbox Account. During the Cash Sweep Period, Lender and Servicer shall have the right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower or IDOT Guarantor, as applicable. Borrower and IDOT Guarantor will not in any way alter or modify the Lockbox Account and will notify Lender of the account number thereof.

(b) During the Cash Sweep Period, Borrower shall, and shall cause IDOT Guarantor and Manager to, deposit all amounts received by Borrower or Manager constituting Operating Tenant Rents into the Lockbox Account within one (1) Business Day after receipt.

(c) Pursuant to the terms of the Lockbox Agreement and prior to a Cash Sweep Period, Lockbox Bank shall transfer funds as directed by Borrower or IDOT Guarantor, as applicable, and during a Cash Sweep Period, transfer to the Cash Management Account, in immediately available funds by federal wire all amounts on deposit in the Lockbox Account.

2.7.2 Cash Management Account. (a) Borrower shall, or shall authorize Lender to, establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Column Financial, Inc., as Lender, pursuant to Loan Agreement dated as of July 9, 2004 - Cash Management Account.” Borrower and IDOT Guarantor hereby (i) grant to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, causing a control agreement to be executed and delivered and authorizing the filing of UCC-1 Financing Statements and continuations thereof. Borrower and IDOT Guarantor will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Provided no Cash Sweep Period then exists, Borrower shall pay to Lender the amounts required under items (i) through (iv) and (vi) below. During a Cash Sweep Period, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:

(i) First, payment of the Ground Rent Funds in accordance with the terms and conditions hereof;

(ii) Second, payments to the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 7.2 hereof;

(iii) Third, payment of the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the outstanding principal balance of the Note;

(iv) Fourth, payment to Lender of any other amounts then due and payable under the Loan Documents; and

(v) Fifth, if the applicable Operating Lease for an Individual Property is no longer in effect and Cash Expenses have not been paid pursuant to the applicable Management Agreement, then subject to the applicable Management

Agreement, payments for monthly Cash Expenses (including any management fees payable to Manager other than an Affiliated Manager) incurred in accordance with the related Approved Annual Budget pursuant to a written request for payment submitted by Manager to Lender specifying the individual Cash Expenses in a form acceptable to Lender;

(vi) Sixth, payment of the FF&E Reserve Funds in accordance with the terms and conditions hereof;

(vii) Seventh, payments for Extraordinary Expenses approved by Lender, if any;

(viii) Lastly, provided no Event of Default then exists and Borrower has delivered a Payment Certificate to Lender, payment of any excess amounts (“Excess Cash Flow”) to Borrower.

(c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) All funds on deposit in the Cash Management Account during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine in its sole discretion.

2.7.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts due for the Tax and Insurance Escrow Funds, FF&E Reserve Funds, Ground Rent Reserve Fund, Required Repair Funds and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender; provided, that Lender shall not make any payment of (x) Ground Rent or (y) Tax and Insurance Premiums from its respective Reserve Fund absent the continuance of an Event of Default.

2.7.4 Application After Event of Default. Notwithstanding anything to the contrary contained in this Section 2.7, after the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and any other funds of Borrower then in the possession of Lender, Servicer or Lockbox Bank and apply such funds to the items for which the Reserve Funds were established or to the payment of the Obligations in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

2.7.5 Quarterly Net Cash Flow Tests. In order to ascertain whether or not a Cash Sweep Period exists, Lender shall determine Net Cash Flow as of the last day of each calendar quarter throughout the Term (each, a “Quarterly Net Cash Flow Test”), beginning September, 2004, each of which Quarterly Net Cash Flow Tests and the determinations made with respect thereto shall be based on the information delivered in accordance with Section 5.1.11 hereof, together with any other evidence which Lender may reasonably require to substantiate or explain the calculation of Net Cash Flow. Notwithstanding the foregoing, if the information required under Section 5.1.11 hereof is not delivered, Net Cash Flow shall be determined in Lender’s sole discretion.

Section 2.8 Substitution of Properties. Subject to the terms and conditions set forth in this Section 2.8, Borrower or IDOT Guarantor, as applicable, may obtain a release of the Lien of a Mortgage (and the related Loan Documents) encumbering one (1) Individual Property (a “Substituted Property”) by substituting therefor another hotel property of like kind and quality acquired by Borrower (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that the following conditions precedent are satisfied:

(a) the Maturity Date shall have not occurred.

(b) Lender shall have received at least thirty (30) days’ prior written notice requesting the substitution and identifying the Substitute Property and Substituted Property.

(c) Lender shall have received a copy of a deed conveying all of the applicable Borrower’s or IDOT Guarantor’s right, title and interest in and to the Substituted Property to an entity other than any Borrower, IDOT Guarantor or Guarantor, pursuant to an arm’s length transaction and a letter from the applicable Borrower or IDOT Guarantor, countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Substituted Property is located.

(d) Lender shall have received a fee in the amount of one percent (1.0%) of the Pro Rata Release Amount for the Substitute Property.

(e) Lender shall have received a reasonably acceptable appraisal of the Substitute Property and Substituted Property, as determined by Lender dated no more than sixty (60) days prior to the substitution date, by an appraiser selected by Lender.

(f) The fair market value of the Substitute Property is not less than one hundred five percent (105%) of the greater of: (1) the fair market value of the Substituted Property as of the Closing Date and (2) the fair market value of the Substituted Property as of the date immediately preceding the substitution, which determination shall be made by Lender based on the appraisals delivered pursuant to clause (e) above if the Loan is part of a Securitization.

(g) The Net Operating Income (as adjusted and determined in accordance with Lender’s standard underwriting practice and procedures used in connection with the underwriting of the Loan) for the Substitute Property does not show a downward trend over the three (3) years immediately prior to the date of substitution.

(h) The Net Operating Income (as adjusted and determined in accordance with Lender’s standard underwriting practice and procedures used in connection with the underwriting of the Loan) for the Substitute Property is greater than one hundred five percent (105%) of the Net Operating Income (as adjusted and determined in accordance with Lender’s standard underwriting practice and procedures used in connection with the underwriting of the Loan) for the Substituted Property.

(i) If the Loan is part of a Securitization, Lender shall have received confirmation in writing from the Rating Agencies to the effect that such substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such substitution for the Securities issued in connection with the Securitization that are then outstanding. If the Loan is not part of a Securitization, but has been identified as an asset for a Securitization scheduled to close within ninety (90) days, Lender shall have consented in writing to such substitution, which consent shall be given in Lender’s reasonable discretion.

(j) No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each Loan Document on Borrower’s or IDOT Guarantor’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the substitution with respect to each Borrower, IDOT Guarantor each Operating Tenant, the Properties and the Substitute Property and containing any other reasonable representations and warranties with respect to the Substitute Property (covering only new or different conditions which did not exist with respect to the Property being substituted) as the Rating Agencies (and Lender if the Loan is not part of a Securitization) may require, and such certificate to be in form and substance reasonably satisfactory to the Rating Agencies.

(k) Borrower or IDOT Guarantor, as applicable, shall (1) have executed, acknowledged and delivered to Lender (A) a Mortgage, an Assignment of Leases and Rents and two UCC-1 Financing Statements with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Mortgage, Assignment of Leases and Rents and UCC-1 Financing Statements and agreeing to record or file, as applicable, such Mortgage, Assignment of Leases and Rents and one of the UCC-1 Financing Statements in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Delaware Secretary of State, so as to effectively create upon such recording and filing, valid and enforceable Liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (B) an Environmental Indemnity with respect to the Substitute Property and (2) have caused the Guarantor to acknowledge and confirm its obligations under the Loan Documents. The Mortgage, Assignment of Leases and Rents, UCC-1 Financing Statements and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting only the Substitute Property as the Individual Property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute

Property is located as shall be recommended for similar transactions by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (q) below. The Mortgage encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to one hundred twenty-five percent (125%) of the Substitute Release Amount (defined below) of the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Release Amount”) shall equal the Release Amount of the related Substituted Property.

(l) Lender shall have received (1) to the extent available any “tie-in” or similar endorsement to each Title Insurance Policy insuring the Lien of an existing Mortgage as of the date of the substitution with respect to the Title Insurance Policy insuring the Lien of the Mortgage with respect to the Substitute Property and (2) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the Lien of the Mortgage encumbering the Substitute Property, issued by the title company or its successor that issued the Title Insurance Policies insuring the Lien of the existing Mortgages and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the Lien of the Mortgage encumbering the Substituted Property. The Title Insurance Policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Substitute Release Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty five percent (125%) of the Substitute Release Amount, (2) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the Title Insurance Policies insuring the Liens of the existing Mortgages to the extent applicable, and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(m) Lender shall have received an approved current survey for each Substitute Property, prepared pursuant to the requirements contained in Section 4.1.27 hereof.

(n) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.

(o) Lender shall have received a Phase I environmental report acceptable in form and substance and from a provider acceptable to Lender and, if recommended under the Phase I environmental report, a Phase II environmental report reasonably acceptable to Lender, which conclude that the Substitute Property does not contain any hazardous materials in violation of law and is not subject to any risk of contamination from any off-site hazardous materials. If any such report discloses the presence of any hazardous materials in violation of law or the risk of contamination from any off-site hazardous materials, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (1) an update to such report indicating that there is no longer any hazardous materials in violation of law on the Substitute Property or any danger of contamination from any off-site hazardous materials that has not been fully remediated and (2) paid receipts indicating that the costs of all such remediation work have been paid.

(p) Borrower or IDOT Guarantor, as applicable, shall deliver or cause to be delivered to Lender (1) updates certified by Borrower, of all organizational documentation related to Borrower or IDOT Guarantor, as applicable, and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (2) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (3) resolutions of Borrower or IDOT Guarantor, as applicable, authorizing the substitution and any actions taken in connection with such substitution.

(q) Lender shall have received the following opinions of Borrower’s or IDOT Guarantor’s counsel (or Lender’s counsel with respect to (5) below): (1) an opinion or opinions of counsel admitted to practice under the laws of the State in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (k) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower or IDOT Guarantor, as applicable, is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower or IDOT Guarantor, as applicable, is not required by applicable law to qualify to do business in such jurisdiction; (2) an opinion of counsel substantially similar to the one delivered in connection with the Closing, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (k) above were duly authorized, executed and delivered by Borrower or IDOT Guarantor, as applicable, and that the execution and delivery of such Loan Documents and the performance by Borrower or IDOT Guarantor, as applicable, of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower IDOT Guarantor is a party or to which it or its properties are bound; (3) an opinion of counsel substantially similar to the one delivered in connection with the Closing, stating that subjecting the Substitute Property to the Lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents against some or all of the Properties; (4) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; and (5) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(r) Borrower shall have paid or escrowed, or caused IDOT Guarantor or the applicable Operating Tenant to pay or escrow with Lender, all Basic Carrying Costs relating to each of the Properties and the Substitute Property, including without limitation, (1) accrued but unpaid insurance premiums relating to each of the Properties and the Substitute Property, and (2) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Substitute Property and (3) currently due and payable maintenance charges and other impositions relating to each of the Properties and Substitute Property.

(s) Borrower shall have paid or reimbursed, or caused or IDOT Guarantor the applicable Operating Tenant to pay or reimburse Lender for all reasonable costs and expenses incurred by Lender (including, without limitation, reasonable attorney’s fees and disbursements) in connection with the substitution and Borrower or IDOT Guarantor, as applicable shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(t) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the most current completed fiscal year and a current operating statement for the Substituted Property, each certified to Lender as being true and correct and a certificate from Borrower or IDOT Guarantor, as applicable certifying that there has been no adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(u) Borrower shall have delivered, or caused IDOT Guarantor or the applicable Operating Tenant to deliver to Lender estoppel certificates from any commercial tenants occupying 3,000 square feet or more of the Substitute Property. All such estoppel certificates shall indicate that (1) the subject lease is a valid and binding obligation of the tenant thereunder, (2) there are no defaults beyond applicable notice and cure periods under such lease on the part of the landlord or tenant thereunder, (3) the tenant thereunder has no defense or offset to the payment of rent under such leases, (4) no rent under such lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option under such lease to purchase all or any portion of the Substitute Property, and (6) all tenant improvement work required under such lease has been completed and the tenant under such lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject lease has not yet been completed, Borrower shall, if required by the Rating Agencies, deliver to Lender financial statements indicating that Borrower or IDOT Guarantor, as applicable, has adequate funds to pay all costs related to such tenant improvement work as required under such lease.

(v) Lender shall have received copies of all commercial leases in excess of 3,000 square feet affecting the Substitute Property certified by Borrower as being true and correct.

(w) Lender shall have received subordination and attornment agreements in a form reasonably acceptable to Lender with respect to commercial tenants occupying in excess of 3,000 square feet designated by Lender at the Substitute Property.

(x) Intentionally omitted.

(y) Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste. If compliance with any Legal Requirements are not addressed by the Physical Conditions Report, such compliance shall be confirmed by delivery to Lender of (i) a certificate of an architect licensed in the state in which the Substitute Property is located, (ii) a letter from the municipality in which such Property is located, (iii) a certificate of a surveyor that is licensed in the state in which the Substitute Property is located (with respect to zoning and subdivision laws), (iv) an ALTA 3.1 zoning endorsement, if available, to the Title Insurance Policy delivered pursuant to clause (l) above (with respect to zoning laws) or (v) a subdivision endorsement to the Title Insurance Policy delivered pursuant to clause (l) above (with respect to subdivision laws). If the Physical Conditions Report recommends that any repairs be made with respect to the Substitute Property, such Physical Conditions Report shall include an estimate of the cost of such recommended repairs and Borrower shall deposit or cause IDOT Guarantor to deposit, with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (1) an update to such Physical Conditions Report or a letter from the engineer that prepared such Physical Conditions Report indicating that the recommended repairs were completed in good and workmanlike manner and (2) paid receipts indicating that the costs of all such repairs have been paid.

(z) Lender shall have received a certified copy of the Management Agreement with Manager or Replacement Management Agreement with a Qualified Manager reflecting the Substitute Property as a property managed pursuant thereto, and the Manager or Qualified Manager shall have executed and delivered to Lender an amendment to or replacement for the Assignment of Management Agreement reflecting the addition or replacement of such Management Agreement or a Consent and Agreement of Manager, as applicable.

(aa) Lender shall have received a certified copy of any franchise or licensing agreement entered into with a Qualified Franchisor in connection with the Substitute Property, together with a comfort letter from the Qualified Franchisor satisfying the criteria set forth in Section 5.2.12 hereof, to the extent applicable.

(bb) Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as reasonably requested by the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization.

(cc) Lender shall have received copies of all material contracts and agreements relating to the leasing and operation of the Substitute Property (other than the Management Agreement) together with a certification of Borrower or IDOT Guarantor, as applicable, attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.

(dd) Borrower shall submit to Lender or cause IDOT Guarantor to submit, as applicable, not less than thirty (30) days prior to the date of such substitution, a release of Lien

(and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located. Borrower shall deliver or cause IDOT Guarantor to deliver, as applicable, an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied.

Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Substituted Property to be released and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Substitute Release Amount with respect to such Substitute Property shall be deemed to be the Release Amount with respect to such Substitute Property for all purposes hereunder. Notwithstanding any provisions herein to the contrary, Borrower shall not have the right to substitute for more than one (1) of the Properties without the prior written consent of Lender, to be granted or denied in its sole discretion.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance and shall have caused IDOT Guarantor to be in compliance, in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Mortgages, Assignments of Leases. Lender shall have received from Borrower and IDOT Guarantor, as applicable, fully executed and acknowledged counterparts of the Mortgages and the Assignments of Leases and evidence that counterparts of the Mortgages and Assignments of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon each Individual Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received pro forma Title Insurance Policies issued by the Title Company and dated as of the Closing Date, with reinsurance and direct access agreements reasonably acceptable to Lender. Such Title Insurance Policies shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the relevant Mortgage creates a valid lien on the Individual Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender and its successors and assigns as the insured. The Title Insurance Policies shall be assignable, to the extent permitted under applicable state law. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policies have been paid.

(c) Survey. Lender shall have received a current Survey for each Individual Property, certified to the Title Company, Borrower and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999. Each such Survey shall reflect the same legal description contained in the Title Insurance Policies relating to such Individual Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance reasonably acceptable to Lender.

(d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Individual Property, in each case reasonably satisfactory in form and substance to Lender.

(f) Zoning. With respect to each Individual Property, Lender shall have received, at Lender’s option, either (i) (A) letters or other evidence with respect to each Individual Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, and (B) an ALTA 3.1 zoning endorsement for the applicable Title Insurance Policy, (ii) a zoning opinion letter, in each case in substance reasonably satisfactory to Lender, (iii) or a report of the Planning and Zoning Resources Company.

(g) Encumbrances. Borrower shall have taken or caused to be taken or caused to be taken by IDOT Guarantor or such other Person, as applicable, such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to each Mortgage on the applicable Individual Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

(h) Public Records Searches. Lender shall have received UCC, bankruptcy, judgment lien, pending litigation, bankruptcy and state and federal tax lien public records searches for each Borrower, IDOT Guarantor, Operating Tenant, Principal, and Guarantor reasonably satisfactory to Lender.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5 Delivery of Organizational Documents. (a) Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower or IDOT Guarantor, as applicable, of all organizational documentation related to each Borrower and IDOT Guarantor and/or its formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

(b) Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to each Principal, Operating Tenant, Guarantor, IDOT Guarantor and/or the formation, structure, existence, good standing and/or qualification to do business of any of the foregoing, as Lender may request in its reasonable discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, authorizing resolutions and incumbency certificates as may be requested by Lender.

3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s and IDOT Guarantor’s counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance reasonably satisfactory to Lender and Lender’s counsel.

3.1.7 Budgets. Borrower shall have delivered, and shall have caused IDOT Guarantor to deliver and Lender shall have approved, the Annual Budget for the current Fiscal Year.

3.1.8 Basic Carrying Costs. Borrower shall have paid, or caused IDOT Guarantor to pay, as applicable, all Basic Carrying Costs relating to the Properties which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.

3.1.9 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower or IDOT Guarantor under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11 Estoppels and Comfort Letters. Lender shall have received an executed estoppel letter, which shall be in form and substance reasonably satisfactory to Lender, from (a) Ground Lessor under each Ground Lease (“Ground Lessor Estoppel”), (b) the Operating Tenant under each Operating Lease, (c) Manager under each Management Agreement, (d) IDA under that certain Parking Garage Operating Agreement dated May 24, 1999 between IDA and Stormont Trice Crestline Company, LLC and under that certain Parking Maintenance and Operating Agreement dated May 24, 1999 between IDA and the Portsmouth Borrower, as part of the ground lessor estoppel certificate delivered in connection with the Closing and (e) Portsmouth Conference Center Hotel Association. In addition, Lender shall have received an executed Comfort Letter, in form and substance reasonably satisfactory to Lender, from the Franchisor under each Franchise Agreement.

3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

3.1.13 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of any Borrower, IDOT Guarantor, Principal, Operating Tenant, Guarantor or Individual Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Properties, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. No Borrower, IDOT Guarantor, Principal, Operating Tenant or Guarantor, nor any of their respective constituent Persons, shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.14 Tax Lot. Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

3.1.15 Physical Conditions Reports. Lender shall have received Physical Conditions Reports with respect to each Individual Property, which reports shall be reasonably satisfactory in form and substance to Lender.

3.1.16 Management Agreement. Lender shall have received a certified copy of each Management Agreement, each of which shall be satisfactory in form and substance to Lender. The Management Agreements related to the Portsmouth Property and the Baltimore Property shall also provide that except for payment of base management fees, which in no event shall exceed five percent (5%) of Gross Income from Operations for any Individual Property all of the Manager’s rights under such Management Agreement are subordinate to the Lien of the Mortgage and the rights of Lender.

3.1.17 Appraisal. Lender shall have received an appraisal of each Individual Property, which shall be satisfactory in form and substance to Lender.

3.1.18 Financial Statements. Lender shall have received a balance sheet with respect to each Individual Property for the two (2) most recent Fiscal Years and statements of income and statements of cash flows with respect to each Individual Property for the three most recent Fiscal Years (audited, if available), each in form and substance satisfactory to Lender.

3.1.19 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance reasonably satisfactory to Lender and its counsel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

4.1.1 Organization. (a) Each Borrower and IDOT Guarantor has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Borrower and IDOT Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Borrower and IDOT Guarantor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower IDOT Guarantor, as applicable, is the ownership, management and operation of the Properties. The ownership interests of Borrower and IDOT Guarantor are as set forth on the organizational chart attached hereto as Schedule III.

(b) Each Operating Tenant has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Operating Tenant is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Operating Tenant possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of each Operating Tenant is the management and operation of the applicable Individual Property. The ownership interests of each Operating Tenant are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Each Borrower, Operating Tenant and IDOT Guarantor has taken all necessary action to authorize the execution, delivery and performance of this

Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of each Borrower and Operating Tenant and IDOT Guarantor, as applicable, and constitute the legal, valid and binding obligations of each Borrower, Operating Tenant and IDOT Guarantor, as applicable, enforceable against such Borrower, Operating Tenant and, IDOT Guarantor, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, IDOT Guarantor, Principal, Guarantor and Operating Tenant, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of any Borrower, IDOT Guarantor or Operating Tenant pursuant to the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, partnership agreement, management agreement or other agreement or instrument to which such Borrower, IDOT Guarantor or Operating Tenant is a party or by which any of such Borrower’s or Operating Tenant’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over such Borrower or Operating Tenant or any of such Borrower’s, IDOT Guarantor’s or Operating Tenant’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower, IDOT Guarantor, Principal, Guarantor and Operating Tenant, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to each party’s knowledge, threatened against or affecting Borrower, IDOT Guarantor, Principal, Guarantor and Operating Tenant or any Individual Property, which actions, suits or proceedings, if determined against Borrower, IDOT Guarantor, Principal, Guarantor and Operating Tenant or any Individual Property, are reasonably like to have a Material Adverse Effect.

4.1.5 Agreements. No Borrower IDOT Guarantor, or Operating Tenant is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect any Borrower, IDOT Guarantor, Operating Tenant or the Property, or such Borrower’s IDOT Guarantor’s and/or Operating Tenant’s business, properties or assets, operations or condition, financial or otherwise. No Borrower, IDOT Guarantor or Operating Tenant is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any Borrower, IDOT Guarantor, Operating Tenant, or Individual Property is bound. No Borrower IDOT Guarantor, or Operating Tenant has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Borrower or Operating Tenant is a party or by which any Borrower, Operating Tenant or Individual Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of any Individual Property as permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, or (b) the obligations under the Loan Documents and any Operating Lease.

4.1.6 Title. Each Borrower and IDOT Guarantor, as applicable, has good, marketable and insurable fee simple title (or leasehold title in the case of the Portsmouth Property) to the real property comprising part of the applicable Individual Property and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage and Assignment of Leases, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, unless such Lien is insured against under the Title Insurance Policy to Lender’s satisfaction.

4.1.7 Solvency. Neither Borrower nor IDOT Guarantor has (a) not entered into the transaction contemplated by this Agreement or executed the Note, the IDOT Guaranty this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s and IDOT Guarantor’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s and IDOT Guarantor’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s and IDOT Guarantor’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s and IDOT Guarantor’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s and IDOT Guarantor’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor IDOT Guarantor intends to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower or IDOT Guarantor and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower, IDOT Guarantor or Operating Tenant or any of their respective constituent Persons, and no Borrower, IDOT Guarantor, Operating Tenant or any of their respective, constituent Persons has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower, IDOT Guarantor, Operating Tenant or any of their respective constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s, IDOT Guarantor’s or Operating Tenant’s assets or properties, and neither Borrower nor IDOT Guarantor has knowledge of any Person contemplating the filing of any such petition against any Borrower, any Operating Tenant or any of their respective constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or by Borrower or IDOT Guarantor in any of the other Loan Documents contains any untrue statement of a material fact or to Borrower’s knowledge omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of any Borrower or IDOT Guarantor.

4.1.9 No Plan Assets. No Borrower, IDOT Guarantor or Operating Tenant is or has an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Borrower, IDOT Guarantor or Operating Tenant constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) no Borrower, IDOT Guarantor or Operating Tenant is a “governmental plan” within the meaning of Section 3(32) of ERISA, and (b) transactions by or with any Borrower, IDOT Guarantor or Operating Tenant are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.10 Compliance. Each Borrower, IDOT Guarantor, Operating Tenant and Individual Property (including the use thereof) complies in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except where Borrower’s failure to comply will not result in any Material Adverse Effect on the financial condition or business of Borrower or its ability to perform its obligations under the Loan Documents, or the use, occupancy, operation or value of the Property or on the validity or enforceability of any Loan Documents. No Borrower, IDOT Guarantor or Operating Tenant is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except where Borrower’s, IDOT Guarantor’s or Operating Tenant’s failure to comply will not result in any Material Adverse Effect on the financial condition or business of Borrower, IDOT Guarantor or Operating Tenant as applicable or its ability to perform its obligations under the Loan Documents, or the use, occupancy, operation or value of the Properties or on the validity or enforceability of any Loan Documents. There has not been committed by any Borrower, Operating Tenant or to Borrower’s knowledge, any Lessee or Manager any act or omission affording Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s, IDOT Guarantor’s or Operating Tenant’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b)

accurately represent the financial condition of the Properties in all material respects as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP and the Uniform System of Accounts throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, neither Borrower nor IDOT Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect on any Individual Property or the operation thereof as a full-service hotel except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of any Borrower or IDOT Guarantor from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Neither Borrower, IDOT Guarantor nor Operating Tenant is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor to Borrower’s knowledge are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, IDOT Guarantor, Principal or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations and public policy), and no Borrower, IDOT Guarantor, Principal or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered, and has caused IDOT Guarantor to obtain and deliver to Lender all certificates of insurance for Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims which if determined adversely to Borrower or IDOT Guarantor shall have a Material Adverse Effect have been made under any such Policies, and no Person, including Borrower and IDOT Guarantor, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21 Use of Property. The Property is used exclusively as a hotel and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property as a full service hotel (collectively, the “Licenses”), have been obtained and are in full force and effect, except where the failure to have obtained the same has no Material Adverse Effect on the financial condition or business of Borrower or IDOT Guarantor or Borrower’s or IDOT Guarantor’s ability to perform its obligations under the Loan Documents, or the use, occupancy, operation or value of the Property or on the validity or enforceability of any Loan Document. Borrower shall keep and maintain, and shall cause IDOT Guarantor to keep and maintain all Licenses necessary for the operation of each Individual Property as a full service hotel. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23 Flood Zone. Except for the Portsmouth Property, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24 Physical Condition. Except as disclosed in the Physical Conditions Report, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. There exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and neither Borrower nor IDOT Guarantor has received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. To Borrower’s knowledge, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements, so as to affect the value or marketability of the applicable Individual Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. The Properties are not subject to any Leases covering 3000 square feet or more. Each Borrower or IDOT Guarantor, as applicable, is an owner and lessor of landlord’s interest under an Operating Lease. Each Operating Lease is absolutely and unconditionally subordinate to the liens, security interests and other rights of Lender under the Loan Documents. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases and the Operating Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with any Borrower, or IDOT Guarantor, or Operating Tenant with respect thereto. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by Borrower or IDOT Guarantor, as applicable, under each Lease has been performed as required in such Lease and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or IDOT Guarantor, as applicable, to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. No tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27 Survey. To Borrower’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28 Existence; Principal Place of Business; State of Organization. (a) Each Borrower’s exact legal name is correctly set forth in the introductory paragraph of this Agreement. Each Borrower is an organization of the type specified in the introductory paragraph of this Agreement. Each Borrower’s principal place of business and chief executive office as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Borrower is organized under the laws of the state of Delaware. Borrower’s federal tax identification number is set forth as follows: Savannah Borrower (20-1289265), Portsmouth Borrower (58-2457866), and Baltimore Borrower (20-1315943).

(b) Each Operating Tenant’s principal place of business as of the date hereof is as set forth in the applicable Operating Lease. Each Operating Tenant is organized under the laws of the State of Delaware.

(c) IDOT Guarantor’s principal place of business as of the date hereof is as set forth in the IDOT Guaranty. IDOT Guarantor is organized under the laws of the State of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of any Individual Property to any Borrower or IDOT Guarantor, as applicable have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements, each of the Mortgages is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) each Borrower has been, is, shall be and shall continue to be a Special Purpose Entity, and (ii) each Principal has been, is, shall be and shall continue to be a Special Purpose Entity, and (iii) each Operating Tenant has been (with the exception of the Portsmouth Operating Tenant), is, shall be and shall continue to be a Special Purpose Entity, and (iv) IDOT Guarantor has been, is, shall be and shall continue to be a Special Purpose Entity; provided, however, that Lender agrees that, in the event that any Borrower, IDOT Guarantor or Principal fails to maintain an Independent Director or an Independent Manager solely as a result of the failure of Corporation Services Company or other similar service organization to appoint and maintain an independent director or independent manager who complies with the definition of “Independent Director” or “Independent Manager” contained herein, Borrower, IDOT Guarantor or Principal shall have thirty (30) days (or such shorter period of time which is necessary to ensure that an “Independent Director” or “Independent Manager” is available to vote on any matter required by the Loan Documents or the relevant entity’s organizational documents) from the date that Borrower, IDOT Guarantor or Principal becomes aware of such failure to replace such independent director or independent manager with an independent director or independent manager who complies with the definition of Independent Director or Independent Manager contained herein and such failure shall not constitute an Event of Default herein unless Borrower, IDOT Guarantor or Principal fails to consummate such replacement within such 30 day period.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) All of the assumptions made in the Insolvency Opinion with respect to the Restricted Parties, including, but not limited to, any exhibits attached thereto, are true and correct in all respects material to the opinions set forth therein and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Each Borrower has complied and will comply with, and each Operating Tenant, IDOT Guarantor and Principal has complied and each Borrower will cause the applicable Operating Tenant, IDOT Guarantor and Principal to comply with, all of the assumptions made with respect to such Borrower, Operating Tenant and Principal in the Insolvency Opinion. Each Borrower will, and shall cause the applicable Operating Tenant and Principal to, have complied and will comply with all of the assumptions made with respect to such Borrower, IDOT Guarantor, Operating Tenant and/or Principal in any Additional Insolvency Opinion. Each entity other than any Borrower, IDOT Guarantor, Operating Tenant and/or Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

4.1.31 Management Agreement. Each Management Agreement is in full force and effect and (i) to the knowledge of Borrower, there is no default thereunder by Manager thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder and (ii) there is no default thereunder by Borrower, Operating Tenant or IDOT Guarantor, as applicable, thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. There has been no material adverse change in any condition, fact, circumstance or event that would make any Provided Information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. No Borrower, IDOT Guarantor or Operating Tenant is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Prohibited Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower, IDOT Guarantor, Principal, Guarantor or Operating Tenant shall constitute property of, or shall be beneficially owned, directly or indirectly, by a Prohibited Person, with the result that the investment in such Borrower, IDOT Guarantor, Principal or Operating Tenant, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan made by Lender is or would be in violation of law; (b) no Prohibited Person shall have any interest of any nature whatsoever in any Borrower, IDOT Guarantor, Principal or Operating Tenant, as applicable, with the result that the investment in such Borrower, IDOT Guarantor, Principal or Operating Tenant, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law; and (c) none of the funds of any Borrower, IDOT Guarantor, Principal, Operating Tenant or Guarantor, as applicable, shall be derived from any unlawful activity by any Borrower, Principal, Operating Tenant or Guarantor with the result that the investment in such Borrower, Principal, Operating Tenant or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law; (d) none of Borrower, Principal Operating Tenant or Guarantor or any of their Affiliates, to Borrower’s knowledge after due inquiry, has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and (e) none of Borrower, IDOT Guarantor, Principal, Operating Tenant or Guarantor is a Prohibited Person or has been convicted or a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.

4.1.36 Cash Management Account. (a) To Borrower’s knowledge, this Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower or IDOT Guarantor. Other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor IDOT Guarantor has sold or otherwise conveyed the Lockbox Account and Cash Management Account;

(b) Each of the Lockbox Account and Cash Management Account constitute “deposit accounts” within the meaning of the Uniform Commercial Code of the State of New York;

(c) Pursuant and subject to the terms hereof, the Lockbox Bank will agree to comply with all instructions originated by Lender, without further consent by any Borrower, IDOT Guarantor or Operating Tenant, as applicable, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower or IDOT Guarantor, as pledgor, or Lender, as pledgee.

4.1.37 Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to the Ground Lease:

(a) Recording; Modification. A memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of the Portsmouth Borrower to be encumbered by the Mortgage on the Portsmouth Property, subject to certain qualifications set forth in the Ground Lease. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded. The Portsmouth Borrower shall not cancel, terminate, surrender or amend the Ground Lease without the prior written consent of Lender, provided that such consent shall not be unreasonably withheld for any amendment of the Ground Lease that, in the opinion of Lender, (i) does not increase the burden of the Portsmouth Borrower under the Ground Lease, (ii) does not adversely affect the collateral for the Loan, and (iii) does not adversely affect the protections afforded to Lender under the Ground Lease.

(b) No Liens. Except for the Permitted Encumbrances, the Portsmouth Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than Ground Lessor’s related fee interest. To Borrower’s knowledge, the Ground Lessor’s fee interest is not and will not be encumbered by any mortgage, Liens or other encumbrances superior to the lien and interests in the Ground Lease.

(c) Ground Lease Assignable. Pursuant to Section 10.3 of the Ground Lease, the Portsmouth Borrower’s interest in the Ground Lease is assignable as collateral to Lender upon notice to, but without the consent of, Ground Lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable by Lender, its successors and assigns provided the following requirements under Section 10.1 of the Ground Lease are satisfied:

(i) assignee has a verifiable net worth (determined in accordance with GAAP) of not less than ten percent (10%) of the then replacement cost of the Hotel (as defined therein),

(ii) assignee is Approved (as defined therein) by the “Franchisor” under the Franchise Agreement and by each Leasehold Mortgagee (as defined therein) to the extent such Approvals are contractually required,

(iii) assignee has not, and whose officers, directors, partners or principals, as the case may be, have not, been convicted of a felony and is not known to have engaged in criminal activity or other activity involving moral turpitude (including an Affiliate of such Entity (as defined therein)),

(iv) assignee does not, as its primary business, own, lease or operate any casino or gambling facility (including any Affiliate of such Entity), and

(v) assignee does not own or operate a distillery, winery or brewery or distributorship of alcoholic beverages if such leasing, ownership or operation might reasonably impair the ability of lessee or operator or their Affiliates to obtain or retain alcoholic beverage licenses for the Hotel or Conference Center (as defined therein).

(d) Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and to Portsmouth Borrower’s knowledge, there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of the Ground Lease. All Ground Rent that is due and payable has been paid in full. Neither the Portsmouth Borrower nor Ground Lessor has commenced any action or given or received any notice for the purpose of terminating the Ground Lease.

(e) Notice. Pursuant to Section 10.5 of the Ground Lease, the Ground Lease requires Ground Lessor to give notice of any default by the Portsmouth Borrower to Lender.

(f) Cure. Pursuant to Section 10.6 of the Ground Lease, Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of the Portsmouth Borrower under the Ground Lease) to cure any default under the Ground Lease which is curable, after the receipt of notice of the default, before Ground Lessor may terminate the Ground Lease.

(g) Term. The Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date.

(h) New Lease. Pursuant to the provisions of Section 10.8 of the Ground Lease and in accordance with the Ground Lessor Estoppel, the Ground Lease requires Ground Lessor to enter into a new lease with Lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(i) Insurance Proceeds. Except as otherwise provided in the Association Documents, under the terms of the Ground Lease and the related Mortgage, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Portsmouth Property, with Lender having the right to serve as insurance trustee, in which capacity Lender shall have the right to hold and disburse the proceeds as the repair or restoration progresses.

(j) Subleasing. The Ground Lease does not impose any restrictions on subleasing.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or IDOT Guarantor, as applicable. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Each Borrower shall, and shall cause and each Operating Tenant to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to each Borrower, IDOT Guarantor, Operating Tenant and Individual Property. There shall never be committed by any Borrower and no Borrower shall permit any IDOT Guarantor, Operating Tenant, Manager or any tenant to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents. Each Borrower hereby covenants and agrees not to, and shall cause each Operating Tenant not to, commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to any Borrower, IDOT Guarantor, Operating Tenant or Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such Borrower, IDOT Guarantor or Operating Tenant is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which such Borrower, IDOT Guarantor or Operating Tenant is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) such Borrower shall and shall cause IDOT Guarantor and each Operating Tenant to, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (f) such proceeding shall suspend the enforcement of the contested Legal Requirement against such Borrower, IDOT Guarantor, Operating Tenant and/or any Individual Property; and (g) such Borrower shall furnish and cause IDOT Guarantor to furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Each Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the related Individual Property or any part thereof prior to delinquency; provided, however, such Borrower’s and IDOT Guarantor’s obligation to directly pay Taxes shall be suspended for so long as the reserves for same are adequately maintained pursuant to Section 7.2 hereof. Borrower will deliver and will cause IDOT Guarantor to deliver, to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish and cause IDOT Guarantor to furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer nor permit IDOT Guarantor to suffer and each Borrower shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. Notwithstanding the foregoing, after prior notice to Lender, each Borrower, at its own expense, may contest or permit IDOT Guarantor to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such Borrower or IDOT Guarantor is permitted to contest same under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower or IDOT Guarantor is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) such Borrower shall promptly upon final determination thereof pay, or cause IDOT Guarantor to pay, the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (g) such Borrower shall furnish, or cause IDOT Guarantor to furnish, such security as may be required in the proceeding, or as may be reasonably requested by Lender (or bonded in a manner and with a counterparty reasonably acceptable to Lender), to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the good faith judgment of

Lender, the entitlement of such claimant is established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3 Litigation. Each Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against any Borrower, IDOT Guarantor, Principal, Operating Tenant and/or Guarantor which might materially adversely affect such Borrower’s, IDOT Guarantor’s, Principal’s, Operating Tenant’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property.

5.1.4 Access to Properties. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, promptly advise Lender of any material adverse change in such Borrower’s, IDOT Guarantor’s, Principal’s, Operating Tenant’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which such Borrower, IDOT Guarantor or Operating Tenant has knowledge.

5.1.6 Cooperate in Legal Proceedings. Each Borrower shall, and shall cause each Operating Tenant to, cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which Lender reasonably believes may have a Material Adverse Effect and shall permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, such Borrower IDOT Guarantor and/or Operating Tenant. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8 Award and Insurance Benefits. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by such Borrower of the expense of an appraisal on behalf of Lender if reasonably required by Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, at such Borrower’s, IDOT Guarantor’s and/or Operating Tenant’s sole cost and expense:

(a) to the extent in Borrower’s possession or reasonably obtainable by Borrower, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by such Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith and which are consistent with the terms thereof;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of such Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time and which are consistent with the terms herewith.

5.1.10 Supplemental Mortgage Affidavits. Borrower represents that it has paid or caused to be paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. If at any time Lender determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties (it being understood and agreed that the Portsmouth Property shall be mortgaged in an amount equal to 80% of the fair market value of the Portsmouth Property) as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will, and will cause IDOT Guarantor to, as applicable, execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the date hereof and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property up to the Release Amount on Schedule I annexed hereto (which amount of Debt attributable to the Portsmouth Property, the parties understand and agree shall be $10,500,000), and Borrower shall, and cause IDOT Guarantor to, on demand, pay any additional taxes.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain and will cause IDOT Guarantor to keep and maintain, or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP or the Uniform System of Accounts which for each Property shall be part of the audited financial statements of the REIT which shall be audited by one of the “Big Four” accounting firms, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower, IDOT Guarantor and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s or IDOT Guarantor accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will, and will cause IDOT Guarantor to, furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of the REIT’s consolidated annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP or the Uniform System of Accounts covering the Properties on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for each of the Properties and a balance sheet for each Property. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Operating Income, Gross Income from Operations and Operating Expenses. Such annual financial statements shall be accompanied by the following for each Individual Property (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a review report of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (iii) an Officer’s Certificate certifying that (x) the Capital Expenditures for such year and (y) each annual financial statement presents fairly the financial condition and the results of operations of the Individual Property being reported upon and that such financial statements have been prepared in accordance with GAAP, or the Uniform System of Accounts and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, any Borrower, IDOT Guarantor, Operating Tenant, or Guarantor, and if such Default or an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar month in electronic form and hard copy format a detailed operating statement and balance sheet for each Individual Property in such form and substance as provided by the Manager of each Individual Property. Furthermore Borrower shall furnish, or cause to be furnished to Lender within 45 days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate or certified by a Manager stating that in all material respects such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of each Individual Property on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as applicable: quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the FF&E Reserve Funds), and, upon Lender’s request, to the extent provided by the applicable Manager, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar quarter, in accordance with GAAP and as included in the REIT’s consolidated financial statements, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, to the extent the applicable Manager shall have provided the same to the Operating Tenant. In addition, such Officer’s Certificate delivered with the quarterly report shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than ninety (90) days, except such payables that are subject to contest in compliance with this Agreement. On or before forty-five (45) days after the end of each calendar quarter, Borrower shall also furnish or cause to be furnished to Lender the most current Smith Travel Research Reports in the form of Schedule 5.1.11(c) attached hereto, as then available to Borrower to reflect market penetration and relevant hotel properties competing with the Properties. In addition, Borrower shall furnish or cause to be furnished to Lender such other documents, financial data, reports and other information with respect to the Borrower, IDOT Guarantor and the Properties which Borrower has otherwise had prepared or made available to others, as Lender may reasonably request.

(d) For the partial year period commencing on the Closing Date, and for each Fiscal Year thereafter, Borrower shall, or cause IDOT Guarantor to, submit to Lender an Annual Budget not later than thirty (30) days after the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. During the Cash Sweep Period, the Annual Budget shall be subject to Lender’s written approval subject to the provisions of the immediately following sentence. During the Cash Sweep Period, the Annual Budget and any proposed modifications thereto from time to time shall, but only to the extent of any discretion or approval rights of the Borrower, IDOT Guarantor or Operating Tenant under the applicable Management Agreement and Franchise Agreement for each Individual Property (such rights, the “Discretionary Budget Provisions”), be subject to Lender’s approval, which approval shall not be unreasonably withheld, delayed or conditioned (each such Annual Budget, an “Approved Annual Budget”). The Annual Budget for the Fiscal Year 2004 has been approved by Lender as of the Closing Date as the Approved Annual Budget for such Fiscal Year. Lender’s approval of any Discretionary Budget Provisions shall be deemed to have been given if (i) such proposed Annual Budget is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF DISCRETIONARY BUDGET PROVISIONS OF THE ANNUAL BUDGET AND IF LENDER DOES NOT RESPOND WITHIN TWENTY (20) DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE” and Lender does not respond by approving such proposed Discretionary Budget Provisions or stating its objections to such proposed Discretionary Budget Provisions within thirty (30) days of Lender’s receipt thereof and (ii) after Lender’s failure to respond to the initial request for approval of such proposed Annual Budget within the time period set forth in clause (i), Borrower shall, or cause IDOT Guarantor to, re-submit such proposed Annual Budget to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF DISCRETIONARY BUDGET PROVISIONS OF THE ANNUAL BUDGET. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS” and Lender does not respond to such second submission of such proposed Discretionary Budget Provisions by approving such proposed Discretionary Budget Provisions or stating its objection thereto within five (5) Business Days of Lender’s receipt of such second submission. In the event that Lender objects to such proposed Discretionary Budget Provisions submitted by Borrower or IDOT Guarantor, Lender shall advise Borrower or IDOT Guarantor, as applicable, of such detailed objections within fifteen (15) days after receipt thereof (and deliver to Borrower or IDOT Guarantor, as applicable, a reasonably detailed description of such objections) and Borrower or IDOT Guarantor, as applicable, shall promptly revise such Discretionary Budget Provisions and resubmit the same to Lender in accordance with the process described in this Section 5.1.11(d). Lender shall advise Borrower or IDOT Guarantor, as applicable, of any objections to such revised Discretionary Budget Provisions within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Discretionary Budget Provisions. If Lender does not approve or raise objections to such revised Discretionary Budget Provisions within such ten (10) day period, then such revised Annual Budget shall be deemed approved. Until such time that Lender approves a proposed Annual Budget (or a proposed Annual Budget is deemed approved pursuant to this Section 5.1.11(d)), the most recently Approved Annual Budget shall apply; provided that such Annual Approval Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(e) In the event that Borrower IDOT Guarantor must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower or IDOT Guarantor, as applicable, shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s or IDOT Guarantor’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties, any Borrower IDOT Guarantor and any Operating Tenant that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization, other than information required to be provided to Lender and marked confidential.

5.1.12 Business and Operations. Each Borrower will, and shall cause IDOT Guarantor and each Operating Tenant to, continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Each Borrower will, and shall cause IDOT Guarantor and each Operating Tenant to, qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

5.1.13 Title to the Properties. Each Borrower will, and shall cause IDOT Guarantor and each Operating Tenant to, warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Lender will make any claim hereunder under the Title Insurance Policy, provided that if the title company under the Title Insurance Policy rejects or defends any such claim, then Borrower shall reimburse

Lender for any losses, out-of-pocket, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower, IDOT Guarantor or any of its constituent Persons or an assignment by any Borrower, IDOT Guarantor or any of its constituent Persons for the benefit of its creditors, Borrower, IDOT Guarantor and their successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or any Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, each Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the IDOT Guaranty the Mortgages and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification, and (vii) that Borrower, Principal and Guarantor have complied and are continuing to comply with Section 4.1.35 hereof.

(b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) that the Note, this Agreement, the Mortgages and the other Loan Documents have not been modified or if modified, giving the particulars of such modification, and (vi) whether any written notice of a Default is then outstanding.

(c) Each Borrower shall, as shall cause IDOT Guarantor to deliver to Lender upon request from time to time, an estoppel certificate from each Operating Tenant with respect to the related Operating Lease in form and substance reasonably satisfactory to Lender; provided, that, Borrower, IDOT Guarantor and/or such Operating Tenant shall not be required to deliver such certificate more frequently than two (2) times in any calendar year.

(d) Each Borrower, and shall cause IDOT Guarantor to, shall deliver to Lender upon request from time to time, an estoppel certificate from Ground Lessor with respect to the Ground Lease in form and substance reasonably satisfactory to Lender; provided, that, (i) Borrower IDOT Guarantor or shall only be required to deliver such certificate in connection with a Securitization or any sale by the Lender of the Loan or participation interests therein, and not more frequently than two (2) times in any calendar year and (ii) the form and substance of such estoppel certificate shall be subject to the terms of the Ground Lease.

5.1.16 Loan Proceeds. Each Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17 Performance by Borrower. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, IDOT Guarantor and/or such Operating Tenant, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower, IDOT Guarantor and/or any Operating Tenant without the prior consent of Lender.

5.1.18 Confirmation of Representations. Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to, deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of each Borrower, IDOT Guarantor, Operating Tenant and Principal as of the date of the Securitization, provided that except with respect to Borrower Securitization Expenses, Borrower shall not be required to incur any out-of-pocket costs and expenses in connection with such matters unless Lender shall agree to pay the same.

5.1.19 No Joint Assessment. Each Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not, suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. (a) Any Leases with respect to an Individual Property executed after the date hereof, for more than 3,000 square feet shall be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, each Borrower shall, and shall cause IDOT Guarantor and Operating Tenant, as applicable, to, furnish Lender with executed copies of all Leases in excess of 3,000 square feet. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Operating Leases and all Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Lender agrees to enter into a subordination, nondisturbance and attornment agreement in such form and substance as is reasonably acceptable to Lender with any tenant (other than an Operating Tenant) whose Lease is in excess of 3,000 square feet and has been approved by Lender. Each Borrower shall and shall cause IDOT Guarantor and Operating Tenant, as applicable, to, (a) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (b) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by any Borrower, IDOT Guarantor or Operating Tenant or acceptance of surrender by a tenant of any Leases in excess of 3,000 square feet shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Lease covering more than 3,000 square feet will be permitted without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; (c) not collect any of the rents more than one (1) month in advance (other than security deposits); (d) execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (e) alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (f) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not, enter into a lease of all or substantially all of any Individual Property without Lender’s prior consent.

(b) Notwithstanding anything to the contrary contained herein, Lender acknowledges that Savannah Borrower or Savannah Operating Tenant may enter into a lease for the operation of a restaurant at the Savannah Property (the “Restaurant Lease”). Such Restaurant Lease shall be on commercially reasonable terms and provide for rental rates at existing local market rates. If, pursuant to Section 5.1.20(a) above, Lender’s consent is required for the Restaurant Lease, Savannah Borrower shall submit the Restaurant Lease to Lender for Lender’s review and approval, accompanied by a notice in capitalized, bold faced 14 point type containing the following statement at the top of the first page: “THIS IS A REQUEST FOR APPROVAL REGARDING A RESTAURANT LEASE. IF LENDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED LEASE WITHIN TEN (10) DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE.” If Lender fails to approve or reject the Restaurant Lease within such ten (10) day period (approval or rejection by notice by facsimile on the same day being acceptable), the Restaurant Lease will be deemed approved by Lender.

(c) Notwithstanding anything to the contrary contained herein, Lender consents to the lease, license, or entering into a parking management agreement for the parking facilities on the Savannah Property to a reputable parking facilities manager in the local market, if such lease, license, or management agreement is on commercially reasonable terms in an arms’ length transaction.

5.1.21 Alterations. (a) Each Borrower shall, and shall cause IDOT Guarantor and cause each Operating Tenant to, obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with: (X) any alterations to the Improvements (excluding Decorative Changes) that will not have a

Material Adverse Effect, provided, that, such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed One Million and No/100 Dollars ($1,000,000) (the “Threshold Amount”), (c) consist of repair or replacement of (i) parking or resurfacing, (ii) restriping, (iii) lighting, or (iv) interior or exterior maintenance; or (d) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement; (Y) any Decorative Changes or (Z) the Scheduled Work. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property shall at any time exceed the Threshold Amount, each Borrower shall promptly deliver, and cause IDOT Guarantor to promptly deliver, to Lender as security for the payment of such amounts and as additional security for Borrower’s and IDOT Guarantor’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (A) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and (B) that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (E) provided that no Cash Sweep Trigger Event has occurred and the total amounts due and payable at any one time do not exceed Three Million Dollars ($3,000,000), a guaranty of performance and payment of the costs of such alterations in form and substance reasonably satisfactory to Lender, made by the Guarantor in favor of Lender, along with other permissible security, as set forth herein, with respect to the amount by which the costs of such alterations exceed Three Million Dollars ($3,000,000). Notwithstanding anything to the contrary contained herein, no such security shall be required in connection with the Scheduled Work. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and, if any Event of Default shall occur and be continuing, Lender may apply such security from time to time at the option of Lender to pay for such alterations. Provided no Event of Default shall have occurred and be continuing, any security delivered to Lender pursuant to this Section 5.1.21 (less the cost of completing any applicable “punch-list” items as reasonably estimated by Lender) shall be returned to Borrower upon the payment in full and substantial lien-free completion of the alterations for which such security was delivered.

5.1.22 Operation of Property. (a) Each Borrower shall cause the Properties to be operated, in all material respects, in accordance with the applicable Operating Lease, Management Agreement (or Replacement Management Agreement) and Franchise Agreement, as applicable. In the event that the applicable Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), each Borrower or IDOT Guarantor, as applicable, shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by Borrower, IDOT Guarantor and/or such Operating Tenant under the applicable Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Manager under any Management Agreement, in a commercially reasonable manner.

(c) Nothing contained herein requires Lender consent to renew each existing Franchise Agreement pursuant to (A) the then existing Franchise Agreement or (B) the then prevailing form of franchise agreement of the existing Franchisor, or to amend any Franchise Agreement with respect to administrative procedures and mandatory systemwide changes, except as may be limited to clauses (x) and (y) below. In connection with the replacement of any Qualified Franchisor permitted hereunder, and in the event that Borrower, with the consent of Lender, elects not to independently operate and manage the hotel on any Individual Property, Borrower shall, within ten (10) Business Days of the execution of a franchise agreement, deliver to Lender a Franchisor comfort letter from any replacement Qualified Franchisor in form and substance reasonably acceptable to Lender. In all cases, Borrower shall (i) cause the hotel located on each Individual Property to be operated pursuant to a Franchise Agreement approved by Lender pursuant to this Section 5.1.22; (ii) promptly perform and observe in all material respects all of the covenants required to be performed and observed by it under such Franchise Agreement (including the requirements of any property improvement plan); (iii) promptly notify Lender of any material default under such Franchise Agreement of which Borrower is aware; and (iv) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants required to be performed and observed by the Qualified Franchisor under such Franchise Agreement.

(d) Each Borrower shall, and shall cause IDOT Guarantor and each Operating Tenant to: (i) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by Borrower, IDOT Guarantor and/or such Operating Tenant under the applicable Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of each notice received by it under any Operating Lease; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Borrower and the Operating Tenant under any Operating Lease, in a commercially reasonable manner.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower and IDOT Guarantor under the Loan

Documents or the earlier release or assignments of the Liens of the Mortgages or assignments of the Mortgages at the request of Borrower in accordance with the terms of this Agreement and the other Loan Documents, each Borrower covenants and agrees with Lender that it will not do, nor, if applicable, shall it permit IDOT Guarantor or Operating Tenant to do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Each Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not, without Lender’s prior consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel any Management Agreement; provided, that Borrower (or such Operating Tenant on Borrower’s behalf) may and may permit IDOT Guarantor to, without Lender’s consent, replace Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of such Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement which with respect to the management fees payable thereunder shall in no effect, whether payable to an Affiliate or non-Affiliate of Borrower or whether payable under one or more agreements, exceed in the aggregate five percent (5%) of Gross Income from Operations; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, such Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, each Borrower shall not, and shall cause each IDOT Guarantor and Operating Tenant to not, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

(c) Each Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not, without Lender’s prior consent, (i) surrender, terminate or cancel the applicable Operating Lease, or (ii) reduce or consent to the reduction of the term of such Operating Lease; (iii) increase or consent to the increase of the amount of any charges or fees under such Operating Lease; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its material rights and remedies under, such Operating Lease in any material respect.

5.2.2 Liens. Each Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not, create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except:

(a) Permitted Encumbrances;

(b) Liens created by or permitted pursuant to the Loan Documents; and

(c) Liens for Taxes or Other Charges not yet due.

5.2.3 Dissolution. Each Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of any Borrower, IDOT Guarantor or Operating Tenant, as applicable except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause any Principal or Operating Tenant to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such Principal or Operating Tenant would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of any Principal or Operating Tenant, in each case, without obtaining the prior consent of Lender.

5.2.4 Change in Business. Each Borrower shall not, and shall cause IDOT Guarantor, and each Operating Tenant to not, enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Each Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not, cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to such Borrower, IDOT Guarantor or Operating Tenant by any Person, except for adequate consideration and in the ordinary course of such Borrower’s, IDOT Guarantor’s and Operating Tenant’s business.

5.2.6 Zoning. Each Borrower shall not, and shall cause IDOT Guarantor, and each Operating Tenant to not, initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of Lender.

5.2.7 No Joint Assessment. Each Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not, suffer, permit or initiate the joint assessment of all or any portion of any Individual Property with (a) any other real property constituting a tax lot separate from any Individual Property, or (b) any portion of any Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to any Individual Property.

5.2.8 Principal Place of Business and Organization. (a) Each Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days’ prior notice. Each Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, each Borrower shall authorize the filing of additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Individual Property as a result of such change of principal place of business or place of organization.

(b) Each Borrower shall not permit IDOT Guarantor or each Operating Tenant to change its principal place of business set forth in the IDOT Guaranty or Operating Lease, as applicable, without first giving Lender at least thirty (30) days’ prior notice. Each Borrower shall not permit IDOT Guarantor or any Operating Tenant to change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, each Borrower shall cause IDOT Guarantor and each Operating Tenant to authorize the filing of additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Individual Property as a result of such change of principal place of business or place of organization.

5.2.9 ERISA. (a) Each Borrower shall not, and shall cause IDOT Guarantor and each Operating Tenant to not, engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Each Borrower further covenants and agrees to, and shall cause IDOT Guarantor and each Operating Tenant to, deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) no Borrower, IDOT Guarantor or Operating Tenant is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) no Borrower, IDOT Guarantor or Operating Tenant is subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in such Borrower, IDOT Guarantor or Operating Tenant are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in each Borrower, IDOT Guarantor or Operating Tenant is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Each Borrower, IDOT Guarantor or Operating Tenant qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Each Borrower acknowledges that Lender has examined and relied on the experience of such Borrower and its general partners, members, principals and of IDOT Guarantor and its (if such Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on such Borrower’s and IDOT Guarantor’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Each Borrower and IDOT Guarantor acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should such Borrower or IDOT Guarantor, as applicable, default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, each Borrower shall not, and shall not permit IDOT Guarantor or any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, grant a security interest in, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Individual Property or in any Restricted Party (collectively, a “Transfer”), other than (x) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof, and (y) the disposition of Equipment and other Personal Property pursuant to the replacement thereof or otherwise in the ordinary course of the operation of the Individual Property.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Borrower or IDOT Guarantor, as applicable, agrees to sell an Individual Property, or any part thereof, for a price to be paid in installments; (ii) an agreement by any Borrower or IDOT Guarantor, as applicable, leasing all or substantially all of an Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, such Borrower’s or IDOT Guarantor’s as applicable, right, title and interest in and to any Leases or any Rents; (iii) except as expressly provided in Subsection (d) below, if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) except as expressly provided in Subsection (d) below, if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) except as expressly provided in Subsection (d) below, if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) except as expressly provided in Subsection (d) below, if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of any Manager (including, without limitation, an Affiliated Manager) other than in accordance with Sections 5.1.22 and 5.2.1 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer: (i) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock or other beneficial interest in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days’ prior notice of such proposed sale or transfer, and (ii) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days’ prior notice of such proposed sale or transfer. In no event or circumstances shall Lender’s consent or approval be required with respect to (A) the trading or issuance of shares or other securities of the REIT on a nationally recognized stock exchange, or (B) the transfer, sale or issuance of operating partnership units or other securities of the Guarantor (“OP Units”) to (x) a Qualified Transferee or (y) any Person in connection with a past or future acquisition or sale of any properties or interests therein provided that such Qualified Transferee or the REIT controls the Guarantor and owns not less than a thirty percent (30%) interest in the Guarantor and provided, further that no other Person and its affiliates own in the aggregate more than a thirty percent (30%) interest in the Guarantor or the REIT (it being understood that a Sale or Pledge by the REIT or any other Person owning OP Units in Guarantor or a Sale or Pledge by the Guarantor of its interest in any Person other than direct interest in Borrower, IDOT Guarantor, Operating Tenant or Principal held by the Guarantor or HHC TRS Holding Corporation shall be permitted in connection with a company financing by the REIT or the Guarantor with a Qualified Transferee) or (C) the issuance, transfer or sale of shares of the REIT or the operating partnership units of the Guarantor in connection with the merger, reorganization or consolidation of the REIT or Guarantor, provided, the surviving entity (i) is controlled by the REIT or a Qualified Transferee or (ii) is a publicly listed company on a nationally recognized stock exchange and (x) such entity has a net worth greater than the net worth of the REIT immediately before such merger, reorganization or consolidation and (y) is not managed or controlled by a Person that is a Prohibited Person, a convicted felon, a bankrupt in the past ten (10) years or a litigant in any foreclosure or other enforcement action brought by Lender.

(e) Lender’s prior written consent shall not be required (and no transfer or assumption fees shall be charged by Lender) with respect to a transfer of the Property to an Affiliate of the REIT or Affiliated Manager, provided that, in each such case (i) Lender shall receive sixty (60) days’ prior written notice of any such transfer, (ii) the transferee shall be a single purpose, bankruptcy-remote entity and deliver a non-consolidation opinion reasonably acceptable to Lender, (iii) the REIT shall own, directly or indirectly, fifty-one percent (51%) or more of the equitable and beneficial interests of any such transferee (iv) provided a Securitization shall have occurred, Lender shall receive prior written confirmation from the applicable Rating Agencies that there shall be no downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (v) Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender in connection with such proposed transfer.

(f) Lender may condition its consent to any proposed transfer that does not meet the conditions of sub-sections (d) or (e) on such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan and the Individual Property. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(g) Lender shall not unreasonably withhold consent to an assumption of the Loan; provided that the following conditions are met:

(i) no Event of Default shall have occurred and remain uncured;

(ii) the proposed transferee (“Transferee”) shall be a Qualified Transferee;

(iii) if the Manager shall not be the manager of the Property following such transfer, then the Manager must be a Qualifying Manager;

(iv) if required by Lender, delivery of confirmation in writing from each Rating Agency to the effect that such transfer and assumption of the Loan will not result, solely as the result of such transfer or series of transfers, in a downgrade, withdrawal or qualification of the ratings in effect immediately prior to such proposed transfer for the Securities which then are outstanding;

(v) the Transferee shall have executed and delivered to Lender an assumption agreement in form and substance reasonably acceptable to Lender, evidencing such Transferee’s agreement to abide and be bound by the terms of this Agreement (including without limitation Sections 4.1.30 and 5.2.9 hereof), the Note, the Mortgages and the other Loan Documents, as applicable, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender;

(vi) Lender shall have received a non-consolidation opinion covering the Transferee and such other persons reasonably required by Lender and the Rating Agencies, such opinion to be reasonably satisfactory to Lender and the Rating Agencies;

(vii) the transfer and assumption shall not occur prior to the first anniversary of the first Payment Date;

(viii) payment of a non-refundable assumption fee in the amount of one percent (1%) of the Outstanding Principal Balance;

(ix) the delivery of evidence satisfactory to Lender that the single purpose nature and bankruptcy remoteness of each Borrower or IDOT Guarantor, as applicable, its shareholders, partners or members, as the case may be, following such Transfers are in accordance with the then current standards of Lender and the Rating Agencies;

(x) prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender; and

(xi) payment of all of fees and expenses reasonably incurred by or on behalf of Lender in connection with such Transfer including, without limitation, the cost of any required third party reports, reasonable legal fees and expenses, Lender’s out-of-pocket expenses, Rating Agency fees and expenses or required legal opinions.

5.2.11 The Ground Lease. (a) The Portsmouth Borrower as lessee under the Ground Lease (“Ground Tenant”) shall (i) pay all Ground Rent required to be paid by Ground Tenant, as tenant under and pursuant to the provisions of the Ground Lease, as and when such rent or other charge is payable, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Ground Tenant, as tenant thereunder, to be performed and observed, prior to the expiration of any applicable grace period therein provided, and (iii) promptly notify Lender of the giving of any written notice by Ground Lessor to Ground Tenant of any default by Ground Tenant in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Ground Tenant, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice. Subject to Section 5.2.11(b) below, Ground Tenant shall not, without the prior consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, in any material respect, either orally or in writing, and Ground Tenant hereby assigns to Lender, as further security for the payment and performance of the Obligations and for the performance and observance of the terms, covenants and conditions of the related Mortgage, this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Ground Tenant, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any material respect, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease in any material adverse respect without the prior consent of Lender shall be void and of no force and effect. If Ground Tenant shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Ground Tenant, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the related Mortgage, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Ground Tenant, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Ground Tenant, to the end that the rights of Ground Tenant in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Ground Tenant or by any party on behalf of Ground Tenant. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Ground Tenant three (3) days after the making of any such payment, the performance of any such act or the taking of any such action, unless a shorter period is required to preserve the Ground Lease. In any such event, subject to the rights of Tenants, subtenants and other occupants under the Leases or of parties to any reciprocal easement agreement, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the related Individual Property at any reasonable time, on reasonable notice (which may be given verbally) and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of Ground Lessor under the Ground Lease. Ground Tenant hereby agrees to pay to Lender within five (5) days after demand, all such sums so paid and expended by Lender, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the related Mortgage. If Ground Lessor shall deliver to Lender a copy of any notice of default sent by Ground Lessor to Ground Tenant, as tenant under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Ground Tenant shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and if Ground Tenant shall fail to do so, Ground Tenant hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Ground Tenant, which power of attorney shall be irrevocable, shall be deemed to be coupled with an interest with full power of substitution. Ground Tenant will not subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in Ground Lessor’s interest in all or any part of the Individual Property, unless, in each such case, the written consent of Lender shall have been first had and obtained.

(b) It is hereby agreed that the fee estate in the Portsmouth Property and the leasehold estates created by the Ground Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of said estates in the IDA of the Portsmouth Property, Portsmouth Borrower or a third party, whether by purchase or otherwise, and Lender shall continue to have and enjoy all of the rights and privileges of the Lender as to the separate estates; provided that the fee and leasehold estates of the Portsmouth Property may be merged at the option of Borrower, subject to this Section 5.2.11(b) and provided Lender receives a first priority security interest in the fee estate subject to no title exceptions other than Permitted Encumbrances and, which security interest shall not be subject or subordinate to the Ground Lease. If Portsmouth Borrower acquires the fee title or any other estate, title or interest in the portion of the Portsmouth Property demised by the Ground Lease, or any part thereof, the lien of the Mortgage relating the Portsmouth Property shall attach to, cover and be a lien upon such acquired estate, title or interest and same shall thereupon be and become a part of the Portsmouth Property with the same force and effect as if specifically encumbered herein. Borrower agrees to execute all instruments and documents which Lender may reasonably require to ratify, confirm and further evidence Lender’s lien on the acquired estate, title or interest for the full value of the Portsmouth Property. Furthermore, provided an Event of Default is continuing, Borrower hereby appoints Lender its true and lawful attorney-in-fact to execute and deliver all such instruments and documents in the name and on behalf of Borrower. This power, being coupled with an interest, shall be irrevocable as long as the Debt remains unpaid. Portsmouth Borrower may purchase any or all of the fee estate in the Portsmouth Property upon ten (10) Business Days’ prior notice to Lender, provided the fee estate in the Portsmouth Property is acquired with funds contributed to Borrower as equity, and not with borrowed funds, and such acquisition does not have a Material Adverse Effect.

5.2.12 Franchise Provisions. (a) Each Borrower and IDOT Guarantor, as applicable, shall obtain the approval of Lender, which approval shall not be unreasonably withheld or delayed by Lender, before entering into any franchise agreement (the “Franchise Agreement”) unless such Franchise Agreement is with any Qualified Franchisor that provides for, or permits, the operation of any Individual Property under such Franchisor’s brand or “flag”. Any Franchise Agreement must include, among other things, rights in the Franchisor’s reservation system and a term which expires no earlier than the Maturity Date. Borrower or IDOT Guarantor, as applicable, shall deliver to Lender any such Franchise Agreement including the then prevailing form of a Qualified Franchisor. Lender expressly acknowledges and agrees that: (a) with respect to the Portsmouth Property that certain Relicensing Franchise Agreement dated as of December 19, 2003 between Marriott International, Inc. and HHC TRS Portsmouth LLC, a Delaware limited liability company, and (b) with respect to the Baltimore Property that certain Hilton Garden Inn License Agreement dated as of December 12, 2000 between Hilton Inns, Inc. and HHC TRS OP LLC, a Delaware limited liability company are acceptable Franchise Agreements.

(b) If any Borrower or IDOT Guarantor, as applicable, shall enter into any Franchise Agreement, Lender shall receive within thirty (30) days following the execution of such Franchise Agreement a comfort letter from the Franchisor identified in the Franchise Agreement (the “Franchisor”), in which Franchisor shall agree (i) that Lender shall have the right, but not the obligation, to cure any defaults under the Franchise Agreement; (ii) to give Lender written notice of, and the opportunity to cure during the same period given to Borrower or IDOT Guarantor, as applicable, any default of such Borrower under the Franchise Agreement; (iii) not to assert against Lender any defaults which by their nature are personal to such Borrower or IDOT Guarantor, as applicable, and are not curable by Lender; (iv) to allow Lender to change managers of any Individual Property, subject to such Franchisor’s consent; (v) that, if Lender or its Affiliate shall acquire title to any Individual Property, Lender or its Affiliate shall have an option to succeed to the interest of such Borrower or IDOT Guarantor, as applicable, under the Franchise Agreement (or to be granted a new Franchise Agreement on the current form of Franchisor’s franchise agreement or on the same terms as the Franchise Agreement) without payment of any fees to Franchisor (other than nominal, processing fees); (vi) that the Franchise Agreement will remain in effect during any foreclosure proceedings by Lender provided Lender cures all monetary defaults under the Franchise Agreement; (vii) not to modify, cancel, surrender or otherwise terminate the Franchise Agreement without the consent of Lender; and (viii) that if Lender or its Affiliate succeeds to Borrower’s or IDOT Guarantor’s interest, as applicable, under the Franchise Agreement, Lender may assign its rights therein to any entity which acquires any Individual Property from Lender or its affiliate (subject to Franchisor’s reasonable approval). Notwithstanding any of the foregoing to the contrary, Lender will not unreasonably withhold approval of Franchisor’s standard form of “comfort letter” addressing those matters set forth above.

(c) Except as otherwise may be permitted pursuant to Section 5.1.22(c), Borrower shall not and shall not permit IDOT Guarantor or any Operating Tenant to, terminate, renew or amend any Franchise Agreement or enter into any replacement franchise agreement, without Lender’s prior written consent, which may be granted or withheld in Lender’s sole discretion unless such Franchise Agreement is replaced with the Franchise Agreement of a Qualified Franchisor in the form of the then prevailing franchise agreement used by such Qualified Franchisor. Borrower shall promptly deliver to Lender copies of any notices of default sent or received by or on behalf of Borrower, IDOT Guarantor, Operating Tenant or any of its

Affiliates under the Franchise Agreement. In addition, Borrower shall and shall cause IDOT Guarantor to, not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed: (x) increase or consent to the increase of the aggregate amount of any fees under any Franchise Agreement; or (y) otherwise materially modify, change, supplement, alter or amend, or waive or release any of its material rights and remedies under, any Franchise Agreement.

5.2.13 Special Collateral-Related Provisions.

(a) No Modification. Portsmouth Borrower and Portsmouth Operating Tenant each shall not modify or amend any material terms of or terminate any of the Association Documents, in each case, without the prior written consent of Lender; which consent shall not be unreasonably withheld or delayed, provided, that Borrower may, without Lender’s consent, modify or amend the Association Documents to reflect the termination of the Ground Lease pursuant to Section 5.2.11(b).

(b) Performance of Association Documents. Portsmouth Borrower shall fully and faithfully pay or cause to be paid when due and payable all assessments (whether regular or special), common charges and other charges payable by Portsmouth Borrower or Portsmouth Operating Tenant under the Association Documents and shall perform or cause to be performed as and when due each of its material obligations under the Association Documents in substantial accordance with their respective terms, and shall not cause or suffer to occur any breach or default in any of such obligations.

(c) Assignment of Portsmouth Borrower’s and Portsmouth Operating Tenant’s Rights Under Association Documents. Portsmouth Borrower hereby assigns and conveys to Lender, as further and additional security for the Debt and Portsmouth Borrower’s obligations under this Loan Agreement, all of the rights and benefits accruing to Portsmouth Borrower under the Association Documents, including, without limitation, (a) any right of Portsmouth Borrower to amend, modify or terminate any of the Association Documents, (b) any right of Portsmouth Borrower to determine whether or not the Improvements will be restored or repaired following a fire or other casualty subject, however, to the terms and conditions of this Loan Agreement, and (c) all rights to vote, by proxy or otherwise, at any regular or special meeting of the unit owners under the Association Documents; provided that, unless and until an Event of Default shall have occurred and be continuing, subject to the express provisions of this Section 5.2.13, Portsmouth Borrower may exercise such rights and receive and enjoy such benefits as if the foregoing assignment had not been made. If Lender, its nominee, designee, successor, or assignee acquires title to one or more of the parcels which comprise the Portsmouth Property by reason of foreclosure of the applicable Mortgage, deed-in-lieu of foreclosure or otherwise, Lender, its nominee, designee, successor, assign or such purchaser, shall (i) succeed to all of the rights of and benefits accruing to Portsmouth Borrower under the Association Documents and (ii) be entitled to exercise all of the rights and benefits accruing to Portsmouth Borrower under the Association Documents with respect to the Portsmouth Property. At such time as Lender shall request, Portsmouth Borrower agrees to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to insure that the provisions of this Section 5.2.13 will be validly and legally enforceable and effective against Portsmouth Borrower and all parties claiming by, through, under or against Portsmouth

Borrower. From and after the occurrence and during the continuance of an Event of Default, Portsmouth Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney-in-fact, coupled with any interest, in its name and stead to make and execute on behalf of Portsmouth Borrower any documents necessary to validly and legally carry out the rights granted to Lender under the terms of this Section 5.2.13, Portsmouth Borrower ratifying all that its said attorney-in-fact shall do by virtue thereof.

(d) Lender’s Right to Cure. If any Association Default shall occur and be continuing, or if any party to any Association Document asserts that an Association Default has occurred and be continuing, then, subject to the terms and conditions of the applicable Association Documents and after notice to Portsmouth Borrower, Lender may, but shall not be obligated to, take any action that Lender deems reasonably necessary to cure such Association Default, including, without limitation, (a) performance or attempted performance of Portsmouth Borrower’s obligations under the applicable Association Documents, (b) curing or attempting to cure any actual or purported Association Default, (c) mitigating or attempting to mitigate any damages or consequences of the same and (d) entry upon the Portsmouth Property for any or all of such purposes. Upon Lender’s request, Portsmouth Borrower shall submit satisfactory evidence of payment or performance of any of its obligations under each of the Association Documents. Lender may pay and expend such sums of money as Lender in its reasonable discretion deems necessary or desirable for any such purpose, and Portsmouth Borrower shall pay to Lender within five (5) Business Days after the written demand of Lender, all such sums so paid or expended by Lender pursuant to this Section 11.4, together with interest thereon from the date of expenditure at the Default Rate.

(e) Preservation of Association. Portsmouth Borrower will do all things reasonably necessary to preserve and to keep unimpaired its material rights, powers and privileges under the Association Documents.

(f) Notices. Portsmouth Borrower will, promptly upon receipt thereof, furnish Lender with a copy of all notices of an Association Default received pursuant to the Association Documents.

(g) Association Representations and Warranties. Portsmouth Borrower hereby represents and warrants to Lender as follows: (i) Portsmouth Borrower has delivered true, complete and correct copies of each of the Association Documents to Lender and the same have not been modified, amended or assigned, and to Portsmouth Borrower’s knowledge, there are no other material association-related agreements or documents affecting Portsmouth Borrower’s interest in the Portsmouth Property and (ii) each of the Association Documents is in full force and effect and, to Portsmouth Borrower’s knowledge, no Association Default exists or has occurred on the part of the owner of the Portsmouth Property or on the part of any other party to any of the Association Documents.

(h) Association Defaults. From the date hereof until payment and performance in full of all obligations of Portsmouth Borrower under the Loan Documents or the earlier release of the Lien of the applicable Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Portsmouth Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following (each such event, an

“Association Default”): (i) consent to any modification or amendment of any material terms of any Association Document without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed; (ii) fail to pay, when due and payable, subject to any contest rights set forth in the Association Documents, all assessments, common charges and expenses made against the Portsmouth Property pursuant to, and within the time periods provided in subject to applicable notices and cure period thereunder, the Association Documents; or (iii) fail to comply with any of the applicable terms, covenants and conditions on Portsmouth Borrower’s part to be complied with pursuant to the Association Documents within five (5) days following receipt of written notice pursuant to the Association Documents.

(i) Association Insurance. Provided the Portsmouth Conference Center Hotel Association maintains a “master” or “blanket” policy on the Portsmouth Property through carriers with ratings by Standard & Poor’s Ratings Services and the current Best’s Insurance Reports reasonably acceptable to Lender and which provides insurance coverage against the hazards specified on Article VI (collectively, the “Association Policies”), then Portsmouth Borrower’s obligation to maintain insurance coverage on the Portsmouth Property pursuant to Article VI is deemed satisfied to the extent that the required coverage is provided by the Association Policies. Portsmouth Borrower shall give Lender prompt notice (after Portsmouth Borrower’s receipt of notice) of any lapse in required insurance coverage. Notwithstanding anything to the contrary contained herein, in the event of any damage or destruction of all or any portion of the Portsmouth Property, Lender hereby consents to the use of any insurance proceeds to pay the costs of repairing or restoring such damage or destruction in accordance with the Association Documents, provided, however, that at the request of Lender, Portsmouth Borrower covenants and agrees to cause Lender to be designated “Insurance Trustee” of such insurance proceeds pursuant to the Association Documents. In the event of a distribution of hazard insurance proceeds in lieu of restoration or repair following a loss to the Property, any proceeds payable to Portsmouth Borrower are hereby assigned and shall be paid to Lender for application for restoration in accordance with Article VI hereof. Notwithstanding any of the foregoing, nothing contained herein shall limit Portsmouth Borrower’s obligation hereunder to take all necessary actions to rebuild the Portsmouth Property, subject to the Association Documents. Not later than thirty (30) days prior to the expiration date of each of the Association Policies, if any, Portsmouth Borrower shall deliver to Lender satisfactory evidence of the renewal of each of the Association Policies. Each Association Policy shall contain the standard mortgagee clause endorsement making the Lender the person to whom all payments made by the insurer shall be paid, as its interest may appear, subject to the provisions of the Association Documents. To the extent not covered by the Association Policies, Portsmouth Borrower will keep the Property insured against the hazards specified on Article VI and shall pay the premiums for such insurance as same become due and payable.

(j) Association Condemnation. In the event of a Condemnation of the Portsmouth Property, notwithstanding anything to the contrary contained herein, Lender hereby consents to the use of any proceeds of such Condemnation to pay the costs of repairing or restoring the Portsmouth Property in accordance with the Association Documents. In the event of a distribution of all or any portion of such proceeds in lieu of restoration and repair, any proceeds payable to Portsmouth Borrower are hereby assigned and shall be paid to Lender for application in accordance with Article VI hereof. Notwithstanding any of the foregoing, nothing contained herein shall limit Portsmouth Borrower’s obligation hereunder to take all necessary actions to rebuild or cause the rebuilding of the Portsmouth Property, subject to the Association Documents.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, IDOT Guarantor and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of the value of the Land and costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the Outstanding Principal Balance; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of the lesser of: (1) Twenty-Five Thousand and No/100 Dollars ($25,000), (2) an amount equal to five percent (5%) of the “Full Replacement Cost” and (3) an amount equal to five percent (5%) of Net Operating Income for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain or cause to be obtained or cause to be obtained: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Full Replacement Cost of such Improvements or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic activity and (z) coastal windstorm insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Six Million and No/100 Dollars ($6,000,000) in the aggregate and Five Million and No/100 Dollars ($5,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgages to the extent the same is available;

(iii) rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Income from Operations for each Individual Property for a period of twelve (12) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Income from Operations for each Individual Property for the succeeding eighteen (18) month period. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the items and in the order specified in Section 2.7.2(b)(i)-(vii) unless Lender shall be entitled to, and shall have elected to, apply Insurance Proceeds in reduction of the Outstanding Principal Balance pursuant to Sections 2.4.2. and 6.4(c) hereof; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if an Individual Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower or IDOT Guarantor, as applicable, as required by any Governmental Authority or Legal Requirement;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in an amount not less than Twenty Million and No/100 Dollars ($20,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000.00);

(ix) if an Individual Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the loss of the undamaged portion of the Individual Property, the cost of demolition or rebuilding of the undamaged portion of the Individual Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;

(x) the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts, except as provided for below) consistent with those required under Sections 6.1(a)(i) and (iii) above at all times during the term of the Loan; provided, that, Borrower shall not be required to maintain terrorism coverage for amounts in excess of the amount of coverage that, could be obtained under a Stand Alone Terrorism Insurance Policy upon the payment of an annual premium in an amount (the “Terrorism Insurance Cap”) equal to two and one-half (2.5) times the lowest bid received by Borrower from an insurance company satisfying the requirements of Section 6.1(b) for the commercial property and business income insurance for the Properties (or Individual Property) that excludes terrorism coverage and Borrower provides Lender with a written copy of such bid within sixty (60) days of the date of such bids; and

(xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Individual Property located in or around the region in which the Individual Property is located.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “AA” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency. The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a).

(d) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name each Borrower or IDOT Guarantor, as applicable, as the insured and Lender (and its affiliates) as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i) no act or negligence of any Borrower, IDOT Guarantor, as applicable, or anyone acting for such Borrower, IDOT Guarantor, as applicable, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower IDOT Guarantor, as applicable,, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower IDOT Guarantor, as applicable, to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g) Lender hereby acknowledges and agrees that the existing insurance policies and coverage currently covering the Properties are satisfactory to Lender for the period until such policies expire. Thereafter, Borrower shall comply in all respects with the provisions of this Section 6.1.

Section 6.2 Casualty. If the Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give or cause IDOT Guarantor to give, prompt notice of such damage to Lender and shall promptly commence and diligently prosecute or cause IDOT Guarantor to commence and diligence prosecute, as applicable the completion of the Restoration of the Individual Property (other than the Restoration of any tenant improvements that are required to be repaired or restored by tenants pursuant to their Leases) as nearly as practicable to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay or cause IDOT Guarantor to pay, as applicable, all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or IDOT Guarantor, as applicable. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than One Million and No/100 Dollars ($1,000,000.00) and Borrower shall deliver or cause IDOT Guarantor to deliver, to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give, and cause IDOT Guarantor to give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver, and cause IDOT Guarantor to deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute, and cause IDOT Guarantor to diligently prosecute, any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt without prepayment penalty. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a Governmental Authority, Borrower shall promptly commence and diligently prosecute, and cause IDOT Guarantor to commence and diligently prosecute, the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than One Million and No/100 Dollars ($1,000,000.00) and the costs of completing the Restoration shall be less than One Million and No/100 Dollars ($1,000,000.00), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower or IDOT Guarantor, as applicable, delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than One Million and No/100 Dollars ($1,000,000.00), or the costs of completing the Restoration is equal to or greater than One Million and No/100 Dollars ($1,000,000.00), the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its reasonable discretion that the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements on the Individual Property has been substantially damaged, destroyed or rendered unusable as a result of such

Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, such Condemnation does not render untenable fifteen percent (15%) or more of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no material portion of the Improvements is located on such land;

(C) Borrower shall commence, or cause IDOT Guarantor to commence, as applicable, Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(D) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(E) Lender shall be satisfied that Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date or (2) the earliest date required for such completion under the terms of any Franchise Agreement or with respect to the Portsmouth Property, under the terms of the Ground Lease, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(F) the Individual Property and the use thereof after Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(G) Restoration shall be done and completed by Borrower, IDOT Guarantor, as applicable in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(H) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;

(I) the Net Operating Income for the Individual Property prior to the casualty or condemnation shall have been equal to or greater than the Net Operating Income as of the Closing Date and market conditions indicate that after giving effect to the Restoration such Net Operating Income can be maintained;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s or IDOT Guarantor’s, as applicable, architect or engineer stating the entire cost of completing Restoration, which budget shall be acceptable to Lender; and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of Restoration.

(ii) The Net Proceeds shall be paid directly to Lender for deposit in an interest-bearing account for the benefit of Borrower and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with Restoration have been paid for in full (subject to applicable retainages), and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other material liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company.

(iii) All plans and specifications required in connection with Restoration (which cost is in excess of One Million and No/100 Dollars ($1,000,000.00)) shall be subject to prior review and reasonable acceptance in all material respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). All such plans and specifications submitted to Lender for Lender’s review and approval pursuant to this Section 6.4(b)(iii) shall be accompanied by a notice in capitalized, bold faced 14 point type containing the following statement at the top of the first page: “THIS IS A REQUEST FOR APPROVAL REGARDING RESTORATION PLANS. IF LENDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED PLANS WITHIN FIFTEEN (15) DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE,” and (b) if Lender fails to either approve or reject said plans and specification within such fifteen (15) day period after receipt of the first notice, and Borrower delivers the plans and specifications to Lender accompanied by a notice in capitalized, bold faced 14 point type containing the following statement at the top of the first page: “THIS IS A SECOND REQUEST FOR APPROVAL REGARDING RESTORATION PLANS. IF LENDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED PLANS WITHIN FIFTEEN (15) DAYS, SUCH PLANS WILL BE DEEMED APPROVED BY LENDER,” then, if Lender fails to approve or reject said plans and specifications within such second fifteen (15) day period (approval or rejection by notice by facsimile on the same day being acceptable), the plans and specifications will be deemed approved by Lender. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with Restoration. The identity of the contractors, subcontractors and materialmen engaged in Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant (which acceptance shall not be unreasonably withheld or delayed). All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for Restoration including, without limitation, reasonable counsel fees and disbursements and the reasonable Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that fifty percent (50%) or more of the Restoration has been completed following which the Casualty Retainage shall be reduced to five percent (5%) until the Restoration has been substantially completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower or IDOT Guarantor, as applicable, from contractors, subcontractors and materialmen engaged in Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company, and, provided that the State in which the Individual Property is located is a jurisdiction in which the priority of the Lien of the related Mortgage will not be affected by intervening mechanic’s liens, the Lender receives an update to the Title Insurance Policy indicating the continued priority of the Lien of the related Mortgage. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender, or (B) provide Lender with reasonably satisfactory evidence that Borrower has directly paid the costs of the Restoration in an amount equal to such Net Proceeds Deficiency, in either case, before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency (less the costs of any “punch-list” items) deposited with Lender after the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration (except for the costs of such “punch-list” items) have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing. Upon final completion of the Restoration and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs in connection with the Restoration shall have been paid in full, any remaining portion of the Net Proceeds and the Net Proceeds Deficiency shall be remitted by Lender to Borrower, provided no Cash Sweep Period shall have occurred and be continuing.

(viii) Notwithstanding any provision herein to the contrary, in the event of any Restoration of the Portsmouth Property, the Net Proceeds shall be distributed in accordance with the provisions of the Ground Lease and the Association Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Outstanding Principal Balance whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, in the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its sole discretion; provided, that no Yield Maintenance Premium or any similar premium or penalty shall be payable in connection therewith.

(d) In the event of foreclosure of the Mortgage with respect to the Individual Property, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower or IDOT Guarantor, as applicable, in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII

RESERVE FUNDS

Section 7.1 Required Repair Funds.

7.1.1 Deposits. Borrower shall perform, or cause IDOT Guarantor to perform, the repairs at the Properties, as more particularly set forth on Schedule II hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrower shall complete, or cause IDOT Guarantor to complete, the Required Repairs on or before the required deadline for each repair as set forth on Schedule II. It shall be an Event of Default under this Agreement if (a) Borrower or IDOT Guarantor, as applicable, does not complete the Required Repairs at each Individual Property by the required deadline for each repair as set forth on Schedule II, or (b) Borrower does not satisfy or cause IDOT Guarantor to satisfy, each condition contained in Section 7.1.2 hereof, subject, to natural or man made disaster, armed conflict, acts of terrorism, riot, labor disruption (not specifically aimed at Borrower), unavailability of materials or other circumstances beyond the reasonable control of Borrower. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward reduction of the Outstanding Principal Balance in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on such Schedule II hereto to perform the Required Repairs for such Individual Property multiplied by one hundred twenty-five percent (125%). Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

7.1.2 Release of Required Repair Funds. (a) Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement: (a) Borrower shall submit a written request for payment to Lender (with a copy to the Title Company) at least twenty (20) days prior to the date on which Borrower requests such payment be made, which request specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender and the Title Company shall have received an Officer’s Certificate (i) stating that the portion of the Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender and the Title Company, (d) Lender shall have received a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender (or evidence satisfactory to Lender that any such liens, claims or encumbrances will be fully bonded or insured against under the Title Insurance Policy), and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to any Individual Property unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

(b) Nothing in this Section 7.1.2 shall (i) make Lender responsible for performing or completing any Required Repairs; (ii) require Lender to expend funds in addition to the Required Repairs Funds to complete any Required Repairs; (iii) obligate Lender to proceed with any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Required Repairs.

(c) Borrower shall permit, and cause IDOT Guarantor to permit, Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Individual Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs; provided, that Lender and such agents and representatives shall not interrupt the business of Borrower or IDOT Guarantor, as applicable, or any tenants under the Leases. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.1.2(c).

(d) If a disbursement will exceed $150,000, Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a disbursement of Required Repairs Funds in order to verify completion of the Required Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Required Repairs Funds. Borrower shall pay the reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(e) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided worker’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with the Required Repairs. All such policies shall be in form and amount reasonably satisfactory to Lender.

7.1.3 Balance in Required Repair Account. The insufficiency of any balance in the Required Repair Account shall not relieve Borrower from its obligation to perform or cause to be performed the Required Repairs in a good and workmanlike manner and in accordance with all Legal Requirements.

7.1.4 Scheduled Work. Borrower shall perform or cause to be performed the scheduled work at the Savannah Property, as more particularly set forth on Schedule V hereto (such work hereinafter collectively referred to as “Scheduled Work”). Borrower shall complete or cause to be completed the Scheduled Work on or before the date which is twenty-four (24) months after the date hereof (the “Work Deadline”) and shall incur not less than $6,500,000 to complete the Scheduled Work; provided, that, Borrower may expend any less amount so long as the Scheduled Work is completed. It shall be an Event of Default under this Agreement if Borrower does not complete or cause be completed the Scheduled Work by the Work Deadline. Notwithstanding anything to the contrary contained herein, Borrower shall not be required to obtain Lender’s consent in connection with the Scheduled Work.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall, and shall cause IDOT Guarantor to, pay to Lender on each Payment Date (a) one-twelfth (1/12) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the foregoing amounts deposited with Lender on the date hereof and in clauses (a) and (b) above are hereinafter called the “Tax and Insurance Escrow Funds”). The Tax and Insurance Escrow Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower or IDOT Guarantor, as applicable pursuant to Section 5.1.2 hereof and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, provided, however, Borrower shall have the right to contest the same in good faith in accordance with Section 5.1.2 hereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Funds during the immediately following periods. Provided no Event of Default shall have occurred and be continuing, and provided further that the amount of the Tax and Insurance Escrow Fund is sufficient, then (i) Borrower and IDOT Guarantor shall not be liable for any late charges or penalties imposed by any Governmental Authority and/or insurance providers as a result of Lender’s failure to make any payments of Taxes and Insurance Premiums required hereunder, and (ii) Lender shall pay any penalties, interest or other charges resulting from any such failure to timely make such payments of Taxes and Insurance Premiums. Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower and IDOT Guarantor shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Lender shall be entitled to interest and other monies earned on the Tax and Insurance Escrow Funds. Notwithstanding anything to the contrary contained herein, so long as Borrower upon thirty (30) days written notice to Lender elects to maintain $517,746.75 in the Tax and Insurance Escrow Funds, which amount may be adjusted by Lender from time to time to reflect the next actual payment of Taxes and Insurance due, Borrower shall not be required to pay Lender on each Payment Date such one-twelfth (1/12th) of the Taxes and Insurance Premiums to be deposited into the Tax and Insurance Escrow Account. In such event, Borrower shall be entitled to interest and other monies earned on the Tax and Insurance Escrow Funds.

Section 7.3 FF&E Reserve.

7.3.1 FF&E Reserve Funds. Borrower shall, and shall cause IDOT Guarantor to, pay to Lender on each Payment Date an amount (the “FF&E Reserve Monthly Deposit”) reasonably estimated by Lender in its sole discretion to be due for the repair and replacement of the FF&E at, in or used in the operation of the Property which amount shall not exceed four percent (4%) of the monthly Gross Income from Operations for each Individual Property less the amount of monthly reserves for FF&E held under the applicable Management Agreement. Amounts so deposited shall hereinafter be referred to as Borrower’s “FF&E Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “FF&E Reserve Account.”

7.3.2 Disbursements from FF&E Reserve Account. After the reserves for FF&E under the applicable Management Agreement have been expended, Lender shall make disbursements from the FF&E Reserve Account as requested by Borrower for payment of any FF&E or Capital Expenditures of a recurring nature, no more frequently than once in any thirty (30) day period and of no less than $5,000 per disbursement, upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $50,000 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the applicable Individual Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $100,000 for which reimbursement is sought.

7.3.3 Balance in the FF&E Account. The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4 Ground Rent Reserve Funds.

7.4.1 Deposits of Ground Rent Funds. Borrower shall deposit with or on behalf of Lender, on each Monthly Payment Date, an amount equal to the Ground Rent that will be payable under the Ground Lease for the month (a “Monthly Ground Rent”) in which such Monthly Payment Date occurs, which amounts shall be transferred into an Account established at the financial institution which established the Cash Management Account (for the Portsmouth Property) to hold such funds (the “Ground Rent Account”). Such deposit may be increased from time to time by Lender in such amount as Lender shall deem to be necessary in its reasonable discretion to reflect any increases in the Ground Rent. Amounts deposited from time to time into the Ground Rent Account pursuant to this Section 7.4.1 are referred to herein as the “Ground Rent Funds”. Notwithstanding anything to the contrary contained herein, so long as Borrower maintains an amount equal to a Monthly Ground Rent in the Ground Rent Account and no notice of default from the Ground Lessor has been delivered to Lender, Borrower shall not pay on each Payment Date such Monthly Ground Rent to be deposited into the Ground Rent Account.

7.4.2 Release of Ground Rent Funds. Provided no Event of Default has occurred and is continuing, Lender shall apply the Ground Rent Funds to payments of Ground Rent upon request by Borrower. In making any payment relating to Ground Rent, Lender may do so according to any bill or statement given by or on behalf of Ground Lessor without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Lender shall, in its sole discretion, either (a) return any excess to Borrower or (b) credit such excess against future payments to be made to the Ground Rent Funds. Any Ground Rent Funds remaining after the Obligations have been paid in full shall be returned to Borrower.

Section 7.5 Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for Obligations. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for payment of the Obligations. During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Outstanding Principal Balance in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, and shall not permit IDOT Guarantor to, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender. Except for funds paid monthly by Borrower into and held in the Tax and Insurance Premium Escrow Fund, all interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund for the benefit of

Borrower and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable federal, state and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.5. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign and shall cause IDOT Guarantor to assign to Lender all rights and claims Borrower or IDOT Guarantor, as applicable, may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE VIII

DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) subject to Borrower’s right to contest the same in accordance with Section 5.1.2 hereof, if any of the Taxes or Other Charges are not paid when the same are due and payable, except to the extent no other Event of Default is continuing hereunder and sufficient amounts to pay such Taxes or Other Charges have been deposited with Lender in accordance with the terms and provisions of Section 7.2 hereof prior to the date on which any such Taxes or Other Charges were due;

(iii) if the Policies are not kept in full force and effect, except to the extent no other Event of Default is continuing hereunder and sufficient amounts to pay such Insurance Premiums have been deposited with Lender in accordance with the terms and provisions of Section 7.2 hereof prior to the date on which any such Insurance Premiums were due, or if copies of the insurance certificates of Policies are not delivered to Lender upon request;

(iv) if any Transfer is made in violation of the terms of this Agreement and Article 6 of the Mortgages;

(v) if any representation or warranty made by, or on behalf of, Borrower, IDOT Guarantor, Principal, Guarantor or Operating Tenant herein or in any other Loan Document, or in any report, certificate, Financial Statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, IDOT Guarantor, Principal, Guarantor or Operating Tenant shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for any Borrower, IDOT Guarantor, Principal, Guarantor or Operating Tenant shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, IDOT Guarantor, Principal, Guarantor or Operating Tenant, or if any proceeding for the dissolution or liquidation of any Borrower, IDOT Guarantor, Principal, Guarantor or Operating Tenant shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower, IDOT Guarantor, Principal, Guarantor or Operating Tenant, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower or IDOT Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof; provided, however, that a breach of any covenant contained in Section 4.1.30 or in Section 5.2 shall not constitute an Event of Default if (A) such breach is inadvertent, immaterial and non-recurring, (B) if such breach is curable, Borrower shall promptly cure such breach within thirty (30) days after notice thereof from Lender, and (C) with respect to a breach of any covenant contained in Section 4.1.30, within fifteen (15) Business Days of the request of Lender, Borrower delivers to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions about Restricted Parties contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and Manager has exercised the right to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xiii) if a material default has occurred and continues beyond any applicable cure period under any Operating Lease;

(xiv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or in any other Loan Document not specified in subsections (i) to (xi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced or caused IDOT Guarantor to commence to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or IDOT Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xv) if IDOT Guarantor shall be in default beyond applicable notice and grace period under the IDOT Guaranty;

(xvi) If (A) Portsmouth Borrower shall fail in the payment of Ground Rent as and when payable (unless waived by the landlord under the Ground Lease beyond the notice and cure period), (B) there shall occur any default by Portsmouth Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower to be observed or performed (unless waived by Ground Lessor) beyond the applicable notice and cure period, (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by Ground Lessor or which would entitle Ground Lessor to terminate the Ground Lease and the term thereof by giving notice to the applicable Borrower, as tenant thereunder (unless waived by Ground

Lessor), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended without the consent of Lender except as otherwise permitted by this Agreement, provided, that such failure by Portsmouth Borrower pursuant to clause (A) shall not constitute an Event of Default so long as sufficient amounts to pay such Ground Rent were deposited in the Ground Rent Account and Borrower has requested Lender to pay such Ground Rent to Ground Lessor;

(xvii) if at any time Borrower shall fail to cause IDOT Guarantor, Manager or Operating Tenant to deposit all Operating Tenant Rents directly to the Lockbox Account as provided herein and in the Lockbox Agreement; or

(xviii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, IDOT Guarantor or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower or IDOT Guarantor and in and to all or any Individual Property, including, without limitation, declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower or IDOT Guarantor and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all Other Obligations of Borrower or IDOT Guarantor hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower or IDOT Guarantor under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or IDOT Guarantor or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full.

(b) With respect to Borrower, IDOT Guarantor and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations and priorities as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver, and cause IDOT Guarantor to execute and deliver, to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Lender shall have the right from time to time to partially foreclose one or more Mortgages in any manner and for any amounts secured by such Mortgages then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose one or more Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose one or more Mortgages to recover so much of the Debt as Lender may accelerate and such other sums secured by such Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(e) Any amounts recovered from any Individual Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f) Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or against Borrower or IDOT Guarantor under the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or IDOT Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or IDOT Guarantor or to impair any remedy, right or power consequent thereon.

ARTICLE IX

SPECIAL PROVISIONS

Section 9.1 Sale of Note and Securitization. Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information, and cause IDOT Guarantor to provide information, not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, IDOT Guarantor, the Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to any Individual Property, Borrower, IDOT Guarantor, Operating Tenant, Principal and their respective Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion and (ii) revised organizational documents for Borrower and, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, for any tenants occupying in excess of 3,000 square feet of space, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be substantially in the form used in connection with the Closing, if applicable, and if not, reasonably satisfactory to Lender and the Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to any Individual Property, Borrower, IDOT Guarantor, Operating Tenant, Principal and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, to the extent of the representations and warranties made in the Loan Documents;

(f) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization (provided, that no such amendments shall increase the overall obligations of Borrower or Guarantor or reduce the overall rights of Guarantor or Borrower under the Loan Documents) and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may not change the weighted interest rate or amortization of the Loan), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan;

(g) if requested by Lender, review any information regarding any Individual Property, Borrower, IDOT Guarantor, Principal, Operating Tenant, Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(h) supply to Lender such documentation, financial statements and reports concerning any Borrower, Principal, Guarantor, Operating Tenant, the Loan and/or the Property in form and substance required in order to comply with any applicable securities laws.

Lender shall bear all costs and expenses incurred by Borrower, IDOT Guarantor or Lender in connection with the Securitization, including all reasonable third party costs and expenses incurred by Borrower or Lender in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, reasonable attorneys’ and accountants’ fees and the fees and expenses of the Rating Agencies); provided, that Borrower shall pay its attorneys’ fees and disbursements up to $10,000 (the “Borrower Securitization Expenses”). Lender shall promptly reimburse such costs and expenses of Borrower or pay such amounts directly to such third parties.

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate, and cause IDOT Guarantor to cooperate, with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Provided Information, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” to the extent that Provided Information is expressly stated therein and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrower, IDOT Guarantor, Manager, Guarantor and/or the Loan) as requested by Lender (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, CSFB (whether or not it is Lender), any Affiliate of CSFB that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of CSFB that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided. Borrower shall not be (A) required to review any Disclosure Document, except those sections specified above; provided, that Lender shall provide copies of the relevant Disclosure Documents with not less than ten (10) days for Borrower to review such documents, (B) responsible for the use made by Lender of the Provided Information in any Disclosure Document or (C) liable for the gross negligence or willful misconduct of any Indemnified Person. Nothing contained herein shall be deemed to impose any liability on Borrower for any untrue statements of material fact or omissions of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in any information or reports provided by third parties which Borrower provided and/or relied upon.

(c) In connection with filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying

Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless any Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any Indemnifying Person.

(e) Without the prior consent of CSFB (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given CSFB reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The rights, liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Obligations.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3 Intentionally Omitted.

Section 9.4 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or IDOT Guarantor, as applicable, to perform and observe the obligations contained in the Note, this Agreement, the IDOT Guaranty, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or IDOT Guarantor, as applicable, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the IDOT Guaranty, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower or IDOT Guarantor only to the extent of Borrower’s or IDOT Guarantor’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or IDOT Guarantor, as applicable, in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the IDOT Guaranty, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignments of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or IDOT Guarantor, as applicable, in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower or IDOT Guarantor against Borrower, IDOT Guarantor and Guarantor only, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by any Borrower, or Guarantor in connection with the Loan;

(ii) damage to the Properties caused by the gross negligence or willful misconduct of any Borrower, IDOT Guarantor or Operating Tenant;

(iii) Borrower’s, IDOT Guarantor’s or Operating Tenant’s acts and omissions occurring after the Closing Date related to using, storing, or manufacturing hazardous or toxic substances in violation of applicable environmental laws, provided that this provision in no way includes the acts and omissions of any unaffiliated Manager;

(iv) other than in the ordinary course of operation and maintenance of the Properties, the removal or disposal of any material portion of the Property by any Borrower, IDOT Guarantor or Operating Tenant during the continuance an Event of Default in violation of the Loan Documents;

(v) the misappropriation or conversion by Borrower, IDOT Guarantor or Operating Tenant of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received by Borrower or IDOT Guarantor in connection with a Condemnation, or (C) any Rents during the continuance of an Event of Default, to the extent such proceeds or Rents are within the possession and control of Borrower, IDOT Guarantor or Operating Tenant, and were not applied to debt service, ordinary and necessary operating expenses in accordance with the provisions of the Loan Documents or paid to Lender;

(vi) failure to pay Taxes (or deposits into reserves held by Lender funds sufficient to pay taxes) or pay charges for labor or materials or other charges that can create Liens on any portion of the Properties with priority over Liens created under the Loan Documents, provided Borrower, IDOT Guarantor or Operating Tenant, as applicable, is in possession and control of such Individual Property and funds were available from the Properties to pay such Taxes and other charges; and

(vii) any security deposits, to the extent such deposits are in Borrower’s or IDOT Guarantor’s possession and control, which are not delivered to Lender upon a foreclosure of the Properties or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower and (1) in the event of any Borrower, IDOT Guarantor or Operating Tenant filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) if any Borrower, IDOT Guarantor or Operating Tenant fails to obtain Lender’s prior consent as required by this Agreement to any Indebtedness secured by a Lien encumbering the Properties or any direct equity interests in the Borrower, IDOT Guarantor, Principal or Operating Tenant; or (3) if any Restricted Party fails to obtain Lender’s prior consent to any Transfer as required by this Agreement if consent is required.

Section 9.5 Matters Concerning Manager. If (i) any Manager shall become bankrupt or insolvent or (ii) a material default occurs under any Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate, or cause IDOT Guarantor to terminate, the applicable Management Agreement and replace the applicable Manager with a Qualified Manager under a Replacement Management Agreement, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

Section 9.6 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for the payment of set-up fees, monthly servicing fees or any other initial costs relating to the Servicing Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower or IDOT Guarantor, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Unless otherwise provided herein, whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND/OR THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW

YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

General Counsel

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower or IDOT Guarantor therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or IDOT Guarantor, shall entitle Borrower or IDOT Guarantor to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Except as otherwise expressly provided herein, neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Attention: Edmund Taylor
Facsimile No. (212) 743-7456

with a copy to:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Legal and Compliance Department
Attention: Tessa L. Peters, Esq.
Facsimile No. (917) 326-7980

with a copy to:	Sidley Austin Brown & Wood LLP
787 Seventh Avenue
New York, New York 10019
Attention: Michael Peskowitz, Esq.
Facsimile No. (212) 839-5599

If to Borrower:	Highland Hospitality Corporation
8405 Greensboro Drive
Suite 500
McLean, Virginia 22102
Attention: General Counsel
Facsimile No. (703) 336-4910

With a copy to:	Highland Hospitality Corporation
8405 Greensboro Drive
Suite 500
McLean, Virginia 22102
Attention: Chief Financial Officer
Facsimile No. (703) 336-4905

A Notice shall be deemed to have been given: in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy Notice is forthcoming.

Section 10.7 Trial by Jury. LENDER AND BORROWER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower or IDOT Guarantor makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and IDOT Guarantor and except with respect to matters for which Borrower and IDOT Guarantor is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that, unless it shall be finally determined by a court of competent jurisdiction that Lender has withheld its consent or approval arbitrarily or in bad faith in any instance where Lender has agreed not to unreasonably withhold or delay its consent or approval, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s and IDOT Guarantor’s sole remedies shall be limited to commencing an action seeking injunctive relief, specific performance or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment; provided that if it shall be determined in such action that Lender has withheld its consent or approved arbitrarily or in bad faith, Borrower may continue such action for the purpose of establishing damages.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable third party, out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower in connection with the Closing only and subject to the obligation of Borrower to pay the Borrower Securitization Expenses (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions in connection with the Closing only and subject to the obligation of Borrower to pay the Borrower Securitization Expenses, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower or IDOT Guarantor under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower or IDOT Guarantor shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid, at Lender’s option, from any amounts in the Lockbox Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower or IDOT Guarantor shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency after the Loan has been included in a Securitization in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document by or on behalf of Borrower and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or IDOT Guarantor may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or IDOT Guarantor in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan (or any disbursement of Reserve Funds) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower, IDOT Guarantor or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, CSFB, or any of their Affiliates shall be subject to the prior approval of Lender, except for disclosures required by the Legal Requirements.

Section 10.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees and acknowledges that Savannah Borrower, Baltimore Borrower, and Portsmouth Borrower and their respective successors and assigns shall be jointly and severally liable for the Debt and the Other Obligations under the Loan Documents. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Loan Agreement shall constitute an Event of Default under each Mortgage; (iii) the Mortgage with respect to the Savannah Property and the Portsmouth Property shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; (iv) the Mortgage with respect to the Baltimore Property shall constitute security for the IDOT Guaranty; and (v) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself, IDOT Guarantor and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, IDOT Guarantor Borrower’s and IDOT Guarantor’s partners and others with interests in Borrower, IDOT Guarantor and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself, IDOT Guarantor and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower or IDOT Guarantor which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower and IDOT Guarantor do hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Counterclaim. Borrower and IDOT Guarantor hereby waive the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any Obligations under the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower or IDOT Guarantor is obligated to make under any of the Loan Documents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower or IDOT Guarantor, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Each of Borrower and Lender hereby represents that it, and Borrower represents that IDOT Guarantor, has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Lender hereby agree to indemnify, defend and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind (including attorneys’ fees and expenses) in any way relating to or arising from a claim that any person or entity acted on behalf of Borrower, IDOT Guarantor or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Loan Application dated May 12, 2004 between Highland Hospitality Corporation and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

HH SAVANNAH LLC, a Delaware limited liability company

By:	/s/ Douglas W. Vicari
Name:	Douglas W. Vicari
Title:	Vice President

HH BALTIMORE HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Douglas W. Vicari
Name:	Douglas W. Vicari
Title:	Vice President

PORTSMOUTH HOTEL ASSOCIATES LLC, a Delaware limited liability company

By:	/s/ Douglas W. Vicari
Name:	Douglas W. Vicari
Title:	Vice President

COLUMN FINANCIAL, INC., a Delaware corporation

By:	/s/ Susana Iannicelli
Name:	Susana Iannicelli
Title:	Vice President

Agreed to by:

HH BALTIMORE LLC, a Delaware limited liability company

By:	/s/ Tracy M.J. Colden
Name:	Tracy M.J. Colden
Title:	Vice President

2

SCHEDULE I

Properties – Allocated Release Amounts

Property Name	Location	Allocated Loan Amount
Hilton Garden Inn Hotel	1516 Aero Drive Linthicum, Maryland 21090	$16,500,000
Renaissance Portsmouth Hotel and Waterfront Conference Center	425 Water Street Portsmouth, Virginia	$10,500,000
Savannah Hyatt Hotel	Two West Bay Street Savannah, Georgia 31401	$40,000,000

SCH. I-1

SCHEDULE II

Required Repairs and Deadlines for Completion

Required Repairs	Amount	Deadline
Installation of emergency drainage at the tower roof section of Portsmouth Property	$20,000	July 11, 2005

SCH. II-1

SCHEDULE III

Organizational Structure

[See attached]

SCH. III-1

SCHEDULE IV

Ground Lease

1. That certain Hotel Lease Agreement dated as of May 24, 1999 between Industrial Development Authority of the City of Portsmouth, as ground landlord and Portsmouth Hotel Associates LLC, as ground lessee

2. That certain Conference Center Lease Agreement dated as of May 24, 1999 between Industrial Development Authority of the City of Portsmouth, as ground landlord and Portsmouth Hotel Associates LLC, as ground lessee.

SCH. IV-1

SCHEDULE V

Savannah Capital Improvements

[See attached]

SCH. V-1

SCHEDULE 5.1.11(c)

Form of Smith Travel Research Reports

SCH. 5.1.11(c)-1